Exhibit 10.45

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “***”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE EXCHANGE ACT OF 1934.

EXCLUSIVE LICENSE AGREEMENT

by and between

DEPOMED, INC.

and

SOLVAY PHARMACEUTICALS, INC.

dated

November 19, 2008

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is dated this 19th day of November, 2008 (the “Execution Date”) by and between Solvay Pharmaceuticals, Inc., with offices at 901 Sawyer Road, Marietta, GA 30062 (“Solvay”) and Depomed, Inc., with offices at 1360 O’Brien Drive, Menlo Park, CA 94025 (“Depomed”).  Each of Solvay and Depomed are referred to individually herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Depomed has used its proprietary AcuForm™ gastric retentive technology to develop an oral dosage form of gabapentin known as Gabapentin GR®, and is conducting Phase III clinical development of Gabapentin GR®;

WHEREAS, Solvay wishes to obtain an exclusive license under Depomed’s intellectual property rights in and to Gabapentin GR® to commercialize and clinically develop the Product (as defined below) within the Field (as defined below) in the Territory (as defined below); and

WHEREAS, Depomed wishes to license to Solvay its intellectual property rights with respect to the Product within the Field in the Territory.

NOW, THEREFORE, in consideration of the foregoing, the covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Depomed and Solvay agree as follows:

ARTICLE 1
DEFINITIONS

The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

1.1                               “AE Profile” has the meaning set forth on Exhibit A.

1.2                               “Affiliate” means any corporation or other business entity controlled by, controlling, or under common control with a Party to this Agreement but only for so long as such relationship exists, with “control” meaning the (a) direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of, or more than a fifty percent (50%) interest in the income of, such corporation or other business entity, or (b) direct or indirect ability or power to direct or cause the direction of management policies of an entity or otherwise direct the affairs of such entity, whether through ownership of voting securities or otherwise.

1.3                               “Applicable Law” means all laws, statutes, ordinances, codes, rules, regulations, and other pronouncements that have been enacted by a Governmental Authority, in each case to the extent that the same are applicable to the performance by a Party of its obligations, and/or exercise of its rights, under this Agreement.

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission

1.4                               “Business Day” means any day that is not a Saturday or a Sunday or a day on which the Nasdaq Stock Market or New York Stock Exchange is closed.

1.5                               “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of the term of this Agreement shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the term of this Agreement shall end upon the expiration or termination of this Agreement.

1.6                               “Calendar Year” means (a) for the first Calendar Year of the term of this Agreement, the period beginning on the Effective Date and ending on December 31, 2009, (b) for each Calendar Year of the term of this Agreement thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the last Calendar Year of the term of this Agreement, the period beginning on January 1 of the Calendar Year in which the Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement.

1.7                               “Commercially Reasonable Efforts” means those efforts and resources [***].

1.8                               “Controlled” means, with respect to any intellectual property right, that the Party (a) owns or (b) has a license to such intellectual property right and has the ability to grant to the other Party a sublicense to such intellectual property right as provided for herein without (i)violating the terms of any agreement or other arrangements with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such sublicense, and (ii) incurring additional payment obligations arising from the grant of such sublicense under this agreement, subject to Section 2.1(c).

1.9                               “Depomed Inventions” means any and all Inventions that describe, claim, cover or relate to the Product and (a) are conceived during the term of this Agreement by one or more employees of Depomed or persons contractually obligated to assign or license patent rights covering such Inventions to Depomed and (b) are not Joint Inventions.

1.10                        “Depomed Know-How” means, subject to Section 2.1(c), any and all Know-How that (a) is possessed, as of the Effective Date, by Depomed or by any Affiliate of Depomed as of the Effective Date, or that is developed or acquired during the term of this Agreement by (i) Depomed, (ii) any Affiliate of Depomed, or (iii) any person contractually obligated to assign or license patent rights covering such Know-How to Depomed, (b) is Controlled by Depomed or its Affiliates, and (c) is reasonably required or useful for the clinical development, use, registration, manufacture, packaging, commercialization or sale of the Product including without limitation any Know-How Controlled by Depomed relating to Formulation Technology applied to the Product.  Depomed Know-How excludes Product Data but includes without limitation Depomed Inventions and Depomed’s interest in Joint Inventions, in each case to the extent falling within subsections (a) through (c).

1.11                        “Depomed Patents” means, subject to Section 2.1(c), (a) any and all patent applications that (i) are Controlled by Depomed and are filed prior to or during the term of this

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission

Agreement in the United States or any foreign jurisdiction, including without limitation any addition, continuation, continuation-in-part, continued prosecution application or divisional application thereof or any substitute application therefor and (ii) claim inventions that are reasonably required or useful for the clinical development, use, registration, manufacturing, packaging, commercialization or sale of the Product including without limitation those relating to Formulation Technology applied to the Product; (b) any patent issued from any such patent application; (c) any reissue, reexamination, extension or patent term extension of any such patent; and (d) any other U.S. or foreign patent or inventor’s certificate Controlled by Depomed that claims inventions reasonably required or useful for the clinical development, use, registration, manufacturing, packaging, commercialization or sale of the Product.  Depomed Patents include without limitation those Patent Rights set forth on Exhibit B and Patent Rights Controlled by Depomed claiming Depomed Inventions and Joint Inventions, in each case to the extent falling within subsection (a).

1.12                        “Depomed Technology” means Depomed Know-How and Depomed Patents.

1.13                        “Detail” (and, with correlative meanings, the terms “Details” and “Detailing”) means, with respect to the Product, the activity undertaken on a face-to-face basis by a sales representative with respect to a target physician or other healthcare professional with prescribing authority involved or potentially involved in prescribing the Product.

1.14                        “Detailing Costs” means that amount determined by multiplying the total number of PDEs promoting Product in a given Calendar Year (a) by [***] Dollars ($[***]) for the remainder of 2008, and (b) for subsequent Calendar Years, by an amount equal to [***] Dollars ($[***]) increased by the cumulative percentage increase in the United States Consumer Price Index (found at: http://www.bls.gov/cpi/) between the first Calendar Year of the term of this Agreement and the relevant Calendar Year.

1.15                        “Dollars” or “$” means the lawful currency of the United States.

1.16                        “Drug Approval Application” means, in the United States, an NDA, including an NDA submitted under Section 505(b)(2) of the Food, Drug and Cosmetic Act, a supplement to an NDA or an Abbreviated New Drug Application for the Product, or in the OUS Territory, an equivalent application for regulatory approval required before commercial sale or commercial use of the Product in a regulatory jurisdiction.

1.17                        “Effective Date” shall mean the later of:  (a) the Execution Date; or (b) the HSR Clearance Date.

1.18                        “FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

1.19                        “Field” means the treatment or amelioration of pain, including without limitation treatment of post-herpetic neuralgia (“PHN”), pain associated with diabetic neuropathy (“DPN”), Phantom Pain and fibromyalgia.

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission

1.20                        “First Position Call” means a Detail made to healthcare professionals employed by or practicing at a given healthcare facility, in which a sales representative spends at least sixty percent (60%) of the time during such Detail discussing the Product.

1.21                        “Formulation Technology” means Depomed’s proprietary gastric retentive drug delivery technology currently known as AcuFormTM technology used to optimize delivery of a drug by achieving improved pharmacokinetic and/or pharmacodynamic characteristics of an oral formulation of such drug when compared to immediate release formulations of such drug.

1.22                        “FTE” means a full time equivalent employee of Depomed directly involved in the relevant activity with respect to the Product, calculated assuming that such employee works one thousand eight hundred eighty (1880) hours per Calendar Year.

1.23                        “FTE Charges” means the amount of [***] dollars ($[***]) per Calendar Year per FTE engaged in the relevant activity, for the remainder of 2008.  For each subsequent Calendar year thereafter, the foregoing FTE Charge shall be [***] dollars ($[***]) per Calendar Year per FTE engaged in the relevant activity increased by the cumulative percentage increase in the United States Consumer Price Index between 2008 and the relevant Calendar Year.

1.24                        “Generic Product” means a pharmaceutical product that is the subject of either (i) an Abbreviated New Drug Application referencing data contained in an NDA and for which Regulatory Approval has been granted by the FDA, or (ii) an equivalent application and equivalent approval by a regulatory authority for such a pharmaceutical product in the OUS Territory.

1.25                        “Governmental Authority” means any governmental agency, board or commission or other governmental authority or other instrumentality of the United States, any state, county, city or other political subdivision within the United States or any other jurisdiction within the Territory (including without limitation the FDA).

1.26                        “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.27                        “HSR Clearance Date” shall mean the earliest date on which the Parties have actual knowledge that all applicable waiting periods under the HSR Act with respect to the transactions contemplated hereunder have expired or have been terminated.

1.28                        “HSR Filing” shall mean filings by the Parties or their respective Affiliates with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to the matters set forth in this Agreement, together with all required documentary attachments thereto.

1.29                        “Indicated” means with respect to a specific product, that a label has been approved by FDA for such product that expressly includes the use of such product to treat a specific ailment, disease or condition.

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission

1.30                        “Inventions” means any and all inventions (whether or not patentable), that are conceived during the term of and pursuant to this Agreement by one or more employees of, or persons contractually obligated to assign or license Patent Rights covering such inventions to, Depomed or Solvay.

1.31                        “Joint Inventions” means any and all Inventions that describe, claim, cover or relate to the Product and are jointly conceived by one or more employees of, or persons contractually obligated to assign or license patent rights covering such inventions to, each of Depomed and Solvay.

1.32                        “Know-How” means inventions, discoveries, trade secrets, information, experience, data, formulas, protocols, procedures and results, including without limitation biological, chemical or physical materials, processes, documents, formulations, compositions, toxicological, pharmacological, preclinical, clinical, and veterinary data, dosage regimens, control assays and product specifications.

1.33                        “Launch” means the first commercial sale of the Product to a Third Party in the Field in the Territory.

1.34                        “NDA” means a New Drug Application requiring approval by FDA before the Product may be introduced or delivered for introduction into interstate commerce in the United States.

1.35                        “Net Sales” means the gross invoice price of Product sold or otherwise disposed of for consideration by Solvay, its Affiliates or sublicensees to Third Parties, reduced by the following amounts (calculated in accordance with International Financial Reporting Standards, consistently applied): (a) the amounts actually allowed as volume, quantity, trade and/or cash discounts, prompt pay discounts, refunds, credits, rebates, charge-backs or accruals, including without limitation rebates paid to assistance programs and any other price reductions required by a Governmental Authority or Applicable Laws; (b) credits actually given in connection with retroactive price reductions (including, without limitation, managed care and similar types of rebates), or for returned or rejected Product (including withdrawals, expired product and recalls); (c) sales, value added, excise and turnover taxes and customs duties, imposed directly on and actually paid by Solvay, its Affiliates or sublicensees (including, without limitation, duties or other governmental charges levied on, absorbed, or otherwise imposed on the sale of the Product, value added taxes and other governmental charges otherwise measured by the billing amount, when including in billing, but not including national, state, and local taxes based on income); (d) any inventory management fees, wholesaler service fees or inducements or similar fees paid to wholesalers or distributors in connection with the Product; and (e) transportation costs, including cost of export licenses, insurance and shipping, freight, and handling charges and other similar expenses, to the extent billed separately to customers.

If Solvay or its Affiliates or sublicensees receive non-cash consideration for Product sold or otherwise transferred to a Third Party, the fair market value of such non-cash consideration on the date of the transfer will be calculated assuming that the gross invoice price that Solvay currently charges Third Parties for units of Product sold or transferred to such Third Party is the fair market value of such units of Product, with the aggregate such fair market value deemed the

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission

Net Sales for such Product sold or otherwise transferred, reduced by any applicable amounts in (a)-(e) above.  Any goods or services provided in exchange of the supply, disposal of the Product for, or use of the Product, in clinical or preclinical trials, as free samples or as charitable donations shall not give rise to any Net Sales.

If the Product is sold in a country together with other goods, with or without a separate price for such Product, then the Net Sales applicable to the quantity of such Product included in such transaction will be deemed to be the average Net Sales for such quantity of the Product for all transactions of such Product made in such country during the last full Calendar Quarter prior to such transaction or during the current Calendar Quarter if the Product was not commercially available in such country in the last full Calendar Quarter.

1.36                        “OUS Territory” means that portion of the Territory that is outside of the United States.

1.37                        “Patent Rights” means (a) letters patent (or other equivalent legal instrument), including without limitation utility and design patents, and including without limitation any extension, substitution, registration, confirmation, reissue, re-examination or renewal thereof, (b) an application for letters patent, including without limitation a reissue application, a re-examination application, a continuation application, a continued prosecution application, a continuation-in-part application, a divisional application or any equivalent thereof that is pending at any time during the term of this Agreement before a government patent agency, and (c) all foreign or international equivalents of any of the foregoing in any country.

1.38                        “PDE” means primary detail equivalents and is calculated by adding A + B + C, where “A” is 1.0 times the number of First Position Calls, “B” is 0.5 times the number of Second Position Calls, and “C” is 0.1 times the number of Third Position Calls.

1.39                        “Phantom Pain” means a sensation of pain from a part of the body that has been amputated or in which the nerves have been destroyed.

1.40                        “Product” means the product known as Gabapentin GR® in the formulation and at the dosage being studied in Depomed Protocol 81-0062, “A Phase 3 Multicenter, Randomized, Double-Blind, Placebo-Controlled, Flexible-Dose Study of the Safety and Efficacy of Gabapentin Extended Release (G-ER) Tablets in the Treatment of Patients with Postherpetic Neuralgia,” dated the 25th day of January, 2008, and any alternative strengths of such dosage form, or line extensions of such product for use within the Field.

1.41                        “Product Data” means any and all data generated in the course of the development of Products for use in the Field that might reasonably be useful to or included in any Drug Approval Application seeking any marketing authorization or other permit, license, registration, or approval to investigate, market, sell, manufacture and distribute the Product in the Territory.

1.42                        “Promotional Expenditures” means all expenses determined in accordance with Generally Accepted Accounting Practices, applied consistently, incurred by or on behalf of Solvay to the extent attributable to the marketing, advertising or promotion of the Product in the

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission

Field in the Territory (but excluding Detailing Costs), including without limitation, to the extent reasonably attributable to the marketing, advertising or promotion of the Product in the Field in the Territory, the following:

(a)                                  Pre-Launch and Launch expenses;

(b)                                  Marketing, advertising and marketing research expenses (including Detail messaging audits);

(c)                                  Non-personal promotion and advertising expenses (including agency fees, direct-to-consumer advertising, direct mail, internet programs, telemarketing, e-marketing, reminder promotions and journal advertising);

(d)                                  Expenses of exhibit opportunities carried out at medical conventions, professional and scientific symposia and other similar events;

(e)                                  Expenses of promotional activities associated with key opinion leaders and educational programs;

(f)                                    Expenses of managed care marketing programs incurred with the aim of promoting the Product to managed care audiences;

(g)                                 Expenses of data, market research, including all incremental secondary data purchases, and pharmacoeconomics studies;

(h)                                 Costs of creating, developing, printing and distributing promotional materials and voucher/co-pay assistance programs; and

(i)                                    Amounts paid to Third Parties in connection with producing training materials for the Product, including (i) costs of samples and any amounts paid to Third Parties for (1) warehousing of samples prior to distribution, and (2) the distribution of samples to Solvay’s distribution centers; (ii) expenses of promotional and sales meetings and Product management; and (iii) costs of such other activities reasonably attributable to the marketing, advertising or promotion of the Product, including funds allocated to regional marketing managers and/or accounts (including lunch and learns).

1.43                        “Regulatory Approval” means, with respect to a particular regulatory jurisdiction, the approval of a Drug Approval Application by the applicable Governmental Authority in such regulatory jurisdiction.

1.44                        “Regulatory Filings” means all applications, filings, dossiers and the like submitted to a Governmental Authority for the purpose of obtaining Regulatory Approval from that Governmental Authority in the Territory.  Regulatory Filings shall include, but not be limited to, all Drug Approval Applications.

1.45                        “Second Position Call” means a Detail made to healthcare professionals employed by or practicing at a given healthcare facility, in which a sales representative spends at

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission least thirty percent (30%) of the time or more but less than sixty percent (60%) of the time during such Detail discussing the Product.

1.46                        “Solvay Inventions” means any and all Inventions that describe, claim, cover or relate to the Product and (a) are conceived during the term of this Agreement by one or more employees of Solvay or persons contractually obligated to assign or license patent rights covering such inventions to Solvay and (b) are not Joint Inventions.

1.47                        “Solvay Know-How” means any and all Know-How that describes, claims, covers or relates to the Product that (a) is possessed, as of the Effective Date, by Solvay or by any Affiliate of Solvay as of the Effective Date, or that is developed or acquired during the term of this Agreement by (i) Solvay, (ii) any Affiliate of Solvay, or (iii) any person contractually obligated to assign or license patent rights covering such Know-How to Solvay, (b) is Controlled by Solvay or its Affiliates, and (c) is reasonably required or useful for the clinical development, use, registration, manufacture, packaging, commercialization or sale of the Product.  Solvay Know-How includes without limitation Solvay Inventions and Solvay’s interest in Joint Inventions, in each case to the extent falling within subsections (a) through (c).  Solvay Know-How excludes Product Data.

1.48                        “Solvay Patents” means (a) any and all patent applications that describe, claim, cover or relate to the Product that (i) are Controlled by Solvay and are filed prior to or during the term of this Agreement in the United States or any foreign jurisdiction, including without limitation any addition, application, continuation, continuation-in-part, continued prosecution application or division thereof or any substitute application therefore and (ii) claim an invention that is reasonably required or useful for the clinical development, use, registration, manufacturing, packaging, commercialization or sale of the Product; (b) any patent issued from any such patent application, (c) any reissue, extension, reexamination or patent term extension of any such patent; and (d) any other U.S. or foreign patent or inventor’s certificate Controlled by Solvay, that claims inventions reasonably required or useful for the clinical development, use, registration, manufacturing, packaging, commercialization or sale of the Product.  Solvay Patents include without limitation Patent Rights Controlled by Solvay claiming Solvay Inventions and Joint Inventions, in each case to the extent falling within subsection (a).

1.49                        “Solvay Technology” means Solvay Know-How and Solvay Patents.

1.50                        “Termination Event” means any (a) withdrawal of the Product in the Field from the market in the Territory, (b) material medical or scientific concerns as to toxicity, safety and/or efficacy of Product in the Field, (c) written request of any Governmental Authority or the applicable institutional review board or data safety monitoring board to stop clinical trials of the Product in the Field, (d) failure of the Product to meet all primary endpoints in clinical trials conducted prior to Regulatory Approval of Product in the Field, (e) a Patent Right controlled by a Third Party is identified that is not included in the Depomed Patents and that is not otherwise licensed to Solvay, which Patent Right (i) claims inventions reasonably necessary for the manufacture, use, sale, offer for sale or import of the Product in the Field in the Territory and (ii) is not available for licensing or otherwise transferable to Solvay on terms reasonably acceptable to Solvay, or (f) any of the following events: (i) a determination that the Product is not approvable by FDA, as evidenced by a written communication from FDA to Solvay, its Affiliate

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission or sublicensee; (ii) a Governmental Authority imposing significant restrictions on Solvay’s ability to promote the Product in a manner consistent with standard practices in the pharmaceutical industry for products of similar market potential; or (iii) managed care providers, comprising at least a majority of the managed care environment in the United States, blocking, materially restricting (including, without limitation, imposition of step edits or prior authorizations) or declining coverage and/or reimbursement for the Product.

1.51                        “Territory” means the United States, Canada and Mexico.

1.52                        “Third Party” means any person or entity other than Depomed, Solvay, and their respective Affiliates.

1.53                        “Third Position Call” means a Detail made to healthcare professionals employed by or practicing at a given healthcare facility, in which a sales representative spends less than thirty percent (30%) but no less than ten percent (10%) of the time during such Detail discussing the Product.

1.54                        “United States” means the United States of America (including, without limitation, its territories and possessions and Puerto Rico).

1.55                        “VMS Indication” means the treatment or amelioration of vasomotor symptoms in a patient including without limitation hot flashes.

1.56                        “Year” means any consecutive twelve (12) month period commencing upon a specified date or the occurrence of a specified event.

ARTICLE 2
GRANT OF RIGHTS; EXCLUSIVITY

2.1                               Licenses.

(a)                                  Subject to the terms and conditions of this Agreement, Depomed grants to Solvay under the Depomed Technology (i) an exclusive (even as to Depomed), royalty-bearing license to develop, have developed, make, have made, use, market, have marketed, promote, have promoted, commercialize, have commercialized, exploit, import, export, sell, have sold and offer to sell the Product in the Field in the Territory and (ii) a nonexclusive license to develop, have developed, make, have made, import and export the Product in the Field outside the Territory.  Such licenses shall be sublicensable without the prior written consent of Depomed.  Subject to the terms and conditions of this Agreement, Depomed grants to Solvay a nonexclusive license to use the Product Data Controlled by Depomed or its Affiliates in the Field in the Territory solely in connection with Solvay’s exercise of its rights and performance of its obligations under this Agreement.  For clarity, the foregoing license does not include the right to practice, research, develop, make or commercialize the Formulation Technology independently of the Product.

(b)                                  Subject to the terms and conditions of this Agreement, Solvay grants to Depomed under the Product Data Controlled by Solvay, its Affiliates or sublicensees a nonexclusive, fully-paid license to use the same as necessary to sell the Product outside the Field in the Territory and in all fields outside the Territory.

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission

(c)                                  Following the Effective Date, if Depomed obtains a license or other rights to Know-How and/or Patent Rights that are useful for the clinical development, use, registration, manufacturing, packaging, commercialization or sale of Product in the Field in the Territory but that are not Controlled by Depomed as of the Effective Date solely because Section 1.8(ii) does not apply (i.e., Depomed would incur payment obligations to a Third Party were it to grant to Solvay a sublicense under such technology and intellectual property rights), Depomed shall so notify Solvay of such Know-How and/or Patent Rights and upon Solvay’s request, negotiate the terms under which Depomed would grant a sublicense to Solvay under such Know-How and/or Patent Rights under this Agreement.  If the Parties enter into an amendment to this Agreement or a separate agreement with respect to such Know-How and/or Patent Rights, then such Know-How and/or Patent Rights shall be deemed to be Controlled by Depomed and shall thereafter be included in the Depomed Know-How or Depomed Patents, as applicable, and sublicensed to Solvay pursuant to Section 2.1(a).  Notwithstanding the foregoing and anything to the contrary, (i) Depomed makes the representations, warranties and covenants in Section 6.1 of this Agreement and (ii) if Solvay [***], Depomed will sublicense to Solvay any rights Depomed licenses from a Third Party in conjunction with such Third Party Infringement Claim and solely in such case, Solvay shall not be required to pay Depomed for any such sublicense under this Section 2.1(c) related to such Third Party Infringement Claim, [***].

(d)                  During the term of this Agreement, Solvay agrees that neither it nor its Affiliates, licensees or sublicensees will assert against Depomed, its Affiliates, sublicensees, distributors or independent contractors involved in the development, manufacture or commercialization of Product or any customer of the foregoing entities, any claim, or institute any action or proceeding, whether at law or equity, under (i) any Solvay Patents owned by Solvay as of the Effective Date that relate to Product and (ii) any Solvay Patents describing, claiming, covering or relating to Inventions, in each of (i) and (ii), based on the development, manufacture, use, practice, importation, marketing, or sale of the Product either outside the Field in the Territory or in any field outside the Territory by Depomed, its Affiliates, sublicensees, distributors or independent contractors or any customer of the foregoing entities.  This covenant shall be binding upon, and inure to the benefit of, the Parties, their successors, and assigns.

2.2                               Exclusivity.  During the term of this Agreement, Depomed will not, nor will it authorize any Affiliate or Third Party to, market, promote, distribute or sell any product Indicated for neuropathic pain, including without limitation DPN, PHN, or fibromyalgia, in the Territory.  During the term of this Agreement, neither Party will, nor will it authorize any Affiliate or Third Party to, market, promote, distribute or sell any other product containing gabapentin in the Territory outside the scope of this Agreement, except that (i) Depomed shall have the right to develop, manufacture, use, market, promote, distribute and sell the Product outside the Field in the Territory; and (ii) any rights granted to any Third Party pursuant to any agreement set forth in Exhibit C shall continue to apply and shall not be deemed to be in breach of this Section 2.2.  The Parties acknowledge and agree that Depomed retains all rights to the Product outside of the Field in the Territory and in all fields outside of the Territory, including without limitation those rights related to the VMS Indication.

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission

2.3                               Construction.  It is the intention of the Parties that if any of the restrictions or covenants contained in Article 2 are held impermissible or unenforceable by Applicable Law or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, such provision shall be construed and interpreted or reformed so as to provide for a covenant having the maximum enforceable geographic area, time period and other provisions, although not greater than those contained herein, as shall be valid and enforceable under such Applicable Law.  Each of the Parties acknowledges, however, that the terms of this Agreement have been negotiated by the Parties and that the limitations on activities are reasonable in light of the circumstances pertaining to the Parties.  The Parties further acknowledge that each Party’s and its Affiliates’ commitments in Article 2 are a material inducement for the other Party to have entered into the transactions contemplated by this Agreement.

2.4                               Imports Into or Sales Within and Outside the Territory.  Depomed shall use commercially reasonable efforts to ensure that the Product is not imported into or marketed, distributed, or sold in the Territory for use in the Field by Depomed, its Affiliates or any Third Party authorized by Depomed or its Affiliates.  If Depomed learns of any such activities it shall promptly respond to any report of such activity and shall use commercially reasonable efforts to take all appropriate measures to halt it.  Solvay shall use commercially reasonable efforts to ensure (i) that the Product is not imported into the Territory, or marketed, distributed, or sold in the Territory for use outside the Field and (ii) that Product is not exported from, or marketed, distributed or sold outside, the Territory for any uses, by Solvay, a Solvay Affiliate or any Third Party authorized by Solvay or its Affiliates.  If Solvay learns of any such activities, it shall promptly respond to any report of such activity and shall use commercially reasonable efforts to take all appropriate measures to halt it.

2.5                               Restrictions Within the Territory.

Notwithstanding anything contained in this Agreement to the contrary, the Parties acknowledge and agree that, for so long as the Product is being developed, marketed, promoted, and/or commercialized (a) by Solvay in the Territory in the Field and (b) by Depomed, an Affiliate of Depomed, a Third Party authorized by Depomed or an Affiliate of Depomed (hereinafter in this section only, “Depomed”) in the Territory outside of the Field (including for the VMS Indication), Solvay and Depomed will:

(i)                                                                                     use commercially reasonable efforts to obtain separate and distinct NDC numbers for its respective Product;

(ii)                                                                                  use a separate and distinct trade name (brand name) for its respective Product;

(iii)                                                                               manufacture, market, promote, commercialize and sell its respective Product using a tablet color that is substantially different from that used by the other Party for its Product;

(iv)                                                                              use commercially reasonable efforts to [***];

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission

(v)                                                                                 not [***];

(vi)                                                                              not [***];

(vii)                                                                           not [***]; and

(viii)                                                                        not [***].

In addition, Solvay agrees not to [***].  Depomed (including any Affiliate of Depomed and/or a Third Party authorized by Depomed or an Affiliate of Depomed) agrees not to [***].  Solvay (including any Affiliate of Solvay and/or a Third Party authorized by Solvay or an Affiliate of Solvay) agrees not to [***].

(a)                                  Both Parties envision that there will be two separate NDAs (or equivalents thereto) for the Product developed and commercialized in the Territory within the Field by Solvay, its Affiliates and sublicensees, and outside the Field by Depomed, its Affiliates and sublicensees, respectively.

(b)                                  Notwithstanding anything to the contrary contained herein, [***].

(c)                                  In the event [***].

(d)                                  In the event [***].

(e)                                  The Parties acknowledge and agree that in no event [***].

2.6                               Trademarks.  Depomed acknowledges and agrees that Solvay has the right to develop and maintain, in Solvay’s name, any and all trademarks, names and logos not owned or Controlled by Depomed as of the Effective Date (collectively, “Trademarks”) to be used for the Product in the Field in the Territory.

2.7                               No Implied License.  No right or license under any intellectual property right is granted or shall be granted by Depomed or Solvay by implication.  All such rights or licenses are or shall be granted only as expressly provided in this Agreement.  Depomed reserves and retains all rights in the Depomed Technology other than the rights expressly granted under this Agreement.  Solvay reserves and retains all rights in the Solvay Technology other than the rights expressly granted under this Agreement.  Solvay shall not practice the Depomed Technology or use the Product Data outside the scope of its licenses under Section 2.1.  Depomed shall not practice the Solvay Technology outside the scope of its licenses under Section 2.1.

ARTICLE 3
PAYMENTS

3.1                               Fees.  In consideration for the licenses and other rights granted herein, Solvay will pay to Depomed a nonrefundable, non-creditable license fee of Ten Million Dollars ($10,000,000).  Solvay will also pay to Depomed a nonrefundable, non-creditable fee of Fifteen Million Dollars ($15,000,000) as reimbursement for costs incurred by Depomed in connection with the research and development of the Product (the payments described in this Section 3.1 are

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission hereinafter referred to as the “Upfront Fee”).  The Upfront Fee will be paid to Depomed within sixty (60) days following the Effective Date.

3.2                               Milestone Payments.  In consideration for the licenses and other rights granted under this Agreement, Solvay shall pay to Depomed each amount set forth on Exhibit A within thirty (30) days after the first achievement of the corresponding milestone identified therein by Solvay, its Affiliates or their sublicensees.  Each such milestone payment shall be payable one time, and shall be nonrefundable and non-creditable.

3.3                               Running Royalty.  In consideration for the licenses and other rights granted under this Agreement, Solvay shall pay to Depomed incremental royalties based on the Net Sales (by Solvay and its Affiliates and sublicensees), during the term of this Agreement.  The royalty rate shall be tiered based on the level of aggregate annual Net Sales of the Product in a given Year following the date upon which Launch of Product in the Field and in the Territory occurs, or any anniversary of such date, as set forth in the following table:

Royalty Rate	Portion of Net Sales in a Year

14%	< $[***]

16%	> $[***] but < $[***]

20%	> $[***]

Royalties shall be calculated using the applicable royalty rate or rates set forth in the table above and shall be determined based on the annual Net Sales for the Year in question, and shall be paid at the rate applicable to the portion of Net Sales within each of the above Net Sales tiers during such Year.  The royalty rates determined in accordance with this Section 3.3 are incremental rates, which apply only for the respective increment of annual Net Sales described in the “Portion of Net Sales in a Year” column in the table above.

3.4                               Reports and Payments.  Within twenty-five (25) days after the end of each Calendar Quarter, Solvay shall submit to Depomed a report setting out the sales of the Product in the Territory in such quarter in reasonably sufficient detail, but not including any specific customer data, to substantiate its calculation of any payments payable under this Agreement with respect to such Calendar Quarter, including without limitation the gross amount invoiced for and the Net Sales resulting from sales of the Product sold by Solvay, its Affiliates and their respective sublicensees during such Calendar Quarter reporting period and the specific deductions applied in the calculation of such Net Sales amounts (the “Quarterly Report”).  Solvay shall require its Affiliates and sublicensees to record information regarding Net Sales of Product that Solvay is obligated to report under this Section 3.4, and shall provide such information to Depomed for purposes of confirming payments due to Depomed.  In conjunction with its submission to Depomed of the Quarterly Report, Solvay shall pay to Depomed the full amount of any payments due under this Agreement with respect to such Calendar Quarter.

3.5                               Right to Audit.  Solvay shall keep records in sufficient detail to permit the determination of Net Sales and royalties payable under this Agreement, as well as Detailing

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission

Costs and Promotional Expenditures incurred by Solvay under this Agreement.  Solvay shall also keep or cause to be kept such records as are required to determine the number of sales representatives used to provide Details in the Territory and to verify the information required to be provided pursuant to Section 4.6.  At the request and expense of Depomed, Solvay shall permit an independent certified public accounting firm of nationally recognized standing or another mutually acceptable accounting firm, which is subject to a confidentiality agreement with Solvay, to examine during ordinary business hours, no more than once in each Calendar Year and upon no less than thirty (30) days prior written notice, such records of Solvay and its sublicensees and their respective Affiliates as may be necessary or reasonably useful to verify the accuracy or completeness of any report or payment made under this Agreement for any Calendar Year period ending not more than three (3) years prior to the date of such request.  These rights with respect to any Calendar Year shall terminate three (3) years after the end of any such Calendar Year.  Depomed shall provide Solvay with a copy of such accounting firm’s written report within thirty (30) days after completion of such report.  If such accounting firm concludes that an overpayment or underpayment exists, then the owing Party shall pay the amount due to the other Party within thirty (30) days after the date Depomed delivers to Solvay such accounting firm’s written report so concluding, provided that such payment shall include interest determined in accordance with Section 3.8 from the date any such underpayment was originally due, as applicable, until payment thereof.  Depomed shall bear the full cost of such audit unless such audit discloses that any underpayment by Solvay for the audited period is more than five percent (5%) of the amount actually due for that audited period, in which case Solvay shall pay the reasonable fees and expenses charged by the accounting firm.

3.6                               Manner of Payment; Exchange Rate.  All payments to be made by Solvay to Depomed under this Agreement shall be made in Dollars from a Solvay entity located in the United States and shall be paid by electronic transfer in immediately available funds to such bank account in the United States designated in writing by Depomed.  When calculating the Net Sales, the amount of such sales in foreign currencies shall be converted into Dollars at the spot rate for buying Dollars published in the Wall Street Journal as of last day of the applicable measurement or activity period (e.g., Calendar Quarter, month, etc.).  Solvay shall provide reasonable documentation of the calculation and reconciliation of the conversion figures on a country-by-country basis as part of its report of Net Sales for the period covered under the Quarterly Report.

3.7                               Withholding Taxes.  In the event that any royalties or other payments due to Depomed are subject to withholding tax required by Applicable Law to be paid by Solvay to the taxing authority of any foreign country on Depomed’s behalf, Solvay may deduct the amount of such tax from the applicable royalties or other payment otherwise payable to Depomed.  In such event, Solvay shall pay the taxes to the proper taxing authority and shall send evidence of the obligation together with proof of payment to Depomed following such payment and shall reasonably cooperate with Depomed in its efforts to avoid or minimize such withholding obligations and/or to obtain credit for payment thereof.

3.8                               Interest Due.  Solvay shall pay Depomed interest on any payments that are not paid on or before the date such payments are due under this Agreement at a rate of one percent (1%) per month, or the maximum applicable legal rate, if less, calculated based on the total number of days payment is delinquent.

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission

ARTICLE 4
DEVELOPMENT, PROMOTIONAL AND COMMERCIALIZATION ACTIVITIES

4.1                               Development.  Depomed shall be responsible for completing those clinical development and manufacturing activities for Product in the Field and in the Territory that are being conducted or are planned as of the Effective Date and are set forth in Exhibit D, at Depomed’s sole expense (though Depomed will include Solvay in the performance of these activities).  Solvay shall be responsible, at its sole expense, for conducting all other development, manufacturing (to the extent not performed by Depomed pursuant to Section 4.8) and regulatory activities for Product in the Field and in the Territory.

4.2                               Commercially Reasonable Efforts to Commercialize.  Commencing upon issuance to Solvay of Regulatory Approval with respect to the Product in a country of the Territory, Solvay will exercise Commercially Reasonable Efforts to commercialize the Product in the Field in such country of the Territory.  Without limiting the foregoing, Solvay shall, itself or through Affiliates or sublicensees, Launch the Product in each country of the Territory within [***] days after it receives a letter from the Regulatory Authority in such country stating that the Product is approved in such country.

4.3                               Specific Activities.  Subject to Section 4.2 and provided that no Generic Product has been approved for commercial sale in the Field in the United States, and except to the extent limited by restrictions imposed by any Governmental Authority or Applicable Law, Solvay agrees to engage in the following specific activities relating to the Product in the United States:

(a)                                  Creation of [***];

(b)                                  Creation of [***];

(c)                                  [***];

(d)                                  [***];

(e)                                  [***];

(f)                                    [***];

(g)                                 [***];

(h)                                 [***];

(i)                                    [***];

(j)                                    [***];

(k)                                [***];

(l)                                    [***];

(m)                              [***];

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission

(n)                                 [***];

(o)                                  Creation of [***];

(p)                                  [***]; and

(q)                                  Creation of [***].

4.4                               Promotional Requirements.  Provided that no Generic Product has been introduced in the Field in the United States, and except to the extent expressly prohibited or restricted by Governmental Authority or Applicable Law, Solvay shall, in the United States, perform the activities described in subsections (a) and (b):

(a)                                  conduct Details with respect to the Product in the Field in the Territory as follows:

(i)                                    if the AE Profile relating to somnolence is [***], then a minimum of [***]; or

(ii)                                if the AE Profile relating to somnolence is [***], then a minimum of [***]; and

(b)                                  spend not less than:

(iii)                            [***] Dollars ($[***]) on Promotional Expenditures in and/or [***];

(iv)                               [***] Dollars ($[***]) on Promotional Expenditures in [***];

(v)                                   in [***], an amount equal to [***]; and

(vi)                               in [***], an amount equal to [***].

4.5                               Compliance with Applicable Law.

(a)                                  Solvay will comply in all material respects with all Applicable Laws.  Solvay acknowledges and agrees that all of its sales representatives and other employees and agents are not, and are not intended to be or be treated as, employees of Depomed or any of its Affiliates, and that such individuals are not, and are not intended to be, eligible to participate in any benefits programs or in any “employee benefit plans”, as such term is defined in Section 1002(3) of the Employee Retirement Income Security Act of 1974, as amended, that are sponsored by Depomed or any of its Affiliates or that are offered from time to time by Depomed or its Affiliates to their own employees.  Solvay shall be solely responsible and liable for the payment of all compensation and benefits under any such benefit plans to such sales representatives and other employees and agents, even if it is subsequently determined by any court, the Internal Revenue Service or any other governmental agency that such individual may be deemed a common law employee of Depomed or any of its Affiliates.

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission

4.6                               Reports.  Solvay shall record [***].  Such records shall be maintained for at least three (3) years after the end of the Calendar Year to which they pertain.  Within ten (10) days after the end of each Calendar Quarter, Solvay shall provide a report to Depomed containing [***].  Depomed shall have the right, through a Third Party subject to a confidentiality agreement with Solvay at its own expense, to audit Solvay’s records to confirm the accuracy of such report as provided in Section 3.5 and to confirm Solvay’s compliance with this Article 4.

4.7                               Product Pricing.  For the avoidance of doubt, Solvay shall have the right, in its sole discretion, to establish the prices at which Solvay will sell the Product in the Field in the Territory.

4.8                               Manufacturing and Supply.

(a)                                  Depomed shall supply Product for use in conducting Depomed’s development activities for Product in the Field and in the Territory as set forth in Exhibit D.

(b)                                  During the four-year period beginning on the Effective Date (the “Supply Period”), Depomed shall supply and package (or have supplied and packaged) Product pursuant to this Section 4.8.  Depomed will use commercially reasonable efforts to enter into a long-term Product supply agreement with [***] days after the Effective Date (the “Depomed Supply Agreement”) that will be freely assignable to Solvay or its Affiliates, successors or assigns at any time.  In addition, Depomed and Solvay will negotiate and enter into a Product supply agreement with business terms substantially similar to the Depomed Supply Agreement concurrently with the execution and delivery by Depomed and [***] of the Depomed Supply Agreement (the “Solvay Supply Agreement”, and, together with the Depomed Supply Agreement, the “Supply Agreements”).  The Supply Agreements will, together, contain the following provisions (among others mutually agreeable to the Parties):

(i)                                    Under the Solvay Supply Agreement, Depomed will agree to supply Solvay with its requirements of finished, packaged Product during the Supply Period;

(ii)                                All manufacturing and records will be performed and maintained in accordance with specifications, cGMP and Applicable Law;

(iii)                            Depomed will provide reasonable assistance to Solvay in the event Solvay wishes to qualify a backup Product manufacturer;

(iv)                               Depomed shall [***];

(v)                                   Solvay will pay Depomed the following amounts in connection with all activities performed by or on behalf of Depomed associated with Product manufacture and supply (other than activities specified on Exhibit D) (A) [***]% of Depomed’s out-of-pocket costs incurred in connection with such manufacture and supply of Product to Solvay, and (B) a labor charge equal to the FTE Charges for all Depomed employees allocated to the manufacture and supply of Product to Solvay, not to exceed FTE Charges for an aggregate of [***] during any given calendar quarter (and Depomed shall provide to Solvay periodic reports detailing the FTE Charges for which Solvay must pay Depomed hereunder);

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission

(vi)                               Payments for activities described in subsection (v) will be made to Depomed within twenty (20) days after Solvay’s receipt of an invoice from Depomed, with the Solvay Manufacturing Agreement to include provisions specifying the allocation of costs between the Product for use within and outside the Field as applicable; and

(vii)                           Depomed and Solvay will establish a CMC committee including quality, regulatory and manufacturing personnel, which committee will meet on a monthly basis throughout the Supply Period to coordinate Product manufacturing and supply activities.

(c)                                  The Parties acknowledge [***].

4.9                               Rights of First Negotiation.

(a)                                  If Solvay develops and obtains Regulatory Approval of Product for a fibromyalgia indication, Solvay shall and hereby does grant to Depomed a right of first negotiation to co-promote the Product in the Field in the Territory solely for the fibromyalgia indication and solely to obstetricians and gynecologists.  Solvay shall notify Depomed in writing no later than [***] prior to [***].  If Depomed is interested in negotiating with Solvay the terms under which Depomed would co-promote the Product for such indication to obstetricians and gynecologists in the Territory, it shall so notify Solvay in writing within [***] days after Depomed receives such notice from Solvay.  For [***] days after Solvay’s receipt of Depomed’s notice of interest, the Parties shall negotiate in good faith the terms of a co-promotion agreement for such indication in the Territory with respect to obstetricians and gynecologists.  If the Parties do not execute a co-promotion agreement within such [***] day period of time, Solvay shall be free to promote itself or with or through Third Parties the Product for such indication to obstetricians and gynecologists in the Territory; provided, however, that Solvay shall not grant to any Third Party the right to co-promote Product for such indication to obstetricians and gynecologists in the Territory [***].

(b)                                  If Depomed desires to offer to Third Parties the opportunity to participate in [***].  Depomed shall so notify Solvay in writing prior to offering such opportunity to any Third Party.  If Solvay is interested in negotiating with Depomed the terms under which Solvay would [***], it shall so notify Depomed in writing within [***] days after it receives such notice from Depomed.  If Solvay so notifies Depomed, the Parties shall negotiate in good faith during the [***] day period following Depomed’s receipt of Solvay’s notice of interest the terms under which Solvay may [***].  If the Parties do not execute an agreement or [***] within such [***] day time period, or if Solvay does not provide a notice of interest within such [***] day time period, then Depomed shall have no further obligation to Solvay with respect to [***].

ARTICLE 5

REGULATORY

5.1                               Regulatory Responsibilities in the United States.

(a)                                  Solvay shall be responsible for making all Regulatory Filings and seeking Regulatory Approvals for the Product in the Field in the United States, including

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission without limitation submitting all reports and responses necessary as part of a Drug Approval Application.  All Regulatory Filings in the Field in the United States shall be filed in the name of Solvay, and Solvay shall be responsible for all communications, meetings and other dealings with the Governmental Authorities relating to the Product in the Field in the United States, at its expense.

(b)                                  Subject to Section 5.1(a), Depomed shall be primarily responsible, in consultation with Solvay, for preparing the first Drug Approval Application for the Product in the Field in the United States, including without limitation preparing all reports necessary to support such Drug Approval Application.  Depomed shall also be responsible for preparing responses for review and submission by Solvay to address any deficiencies or other issue arising in the Drug Approval Application identified by FDA during the course of review. Solvay shall have the right to provide substantive and procedural comments on all such Drug Approval Applications and related filings and documents reasonably in advance of the anticipated filing or performance dates. Solvay shall have the right to participate in person or via teleconference (at Solvay’s election) at any internal Depomed meetings related to such Drug Approval Application.

(c)                                  Until such time as the Product is approved by FDA in the Field in the United States, Depomed will provide consulting services to Solvay free of charge to enable Solvay to assume all responsibilities for making Regulatory Filings and obtaining Regulatory Approval of Product in the Field and in the United States to facilitate Solvay’s assumptions of its responsibilities under this Section.  Following FDA approval of the Product in the Field in the United States, Depomed will provide a reasonable number of hours of consulting services, not to exceed a total of [***] hours of such services, free of charge.  The Parties will coordinate reasonable times and places for such services to be provided.  If Solvay so requests in writing, Depomed shall provide a reasonable amount of additional consulting services at times, rates and places mutually acceptable to the Parties.  Solvay shall reimburse Depomed’s FTE Charges of providing such additional consulting services within thirty (30) days after receiving an invoice for such services from Depomed.

(d)                                  Solvay shall provide Depomed with copies of, and Depomed shall have the right to reference, use and rely on for the purpose of seeking approval of the Product outside the Field in the Territory and in all fields outside of the Territory, all information and underlying data contained in or otherwise relating to all such Drug Approval Applications for Product filed in the United States by Solvay, its Affiliates and sublicensees.  Depomed shall reimburse Solvay for incremental out of pocket costs incurred by Solvay in connection with Depomed’s exercise of its rights pursuant to the preceding sentence.  Solvay shall have a right to reference, use and rely upon the information and underlying data contained in or otherwise relating to the Drug Approval Applications filed by Depomed for Product outside the Field in the United States.

(e)                                  Solvay agrees to provide Depomed with a copy (in electronic word processing form) of all Regulatory Filings with respect to the Product in the Field in the United States promptly upon the making or submission of such Regulatory Filing.  Solvay shall provide Depomed with advance notice of any meetings with Governmental Authorities relating to Development and/or a Drug Approval Application in the United States and

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission

Depomed shall have the right to observe such meetings.  Solvay shall promptly furnish Depomed with copies of all correspondence, notes, communication or minutes of meetings with FDA in each case relating to Development and/or a Drug Approval Application for the Product in the Field in the United States.  As between the Parties, Solvay shall be the legal and beneficial owner of all Drug Approval Applications and related approvals in United States for the Product in the Field, subject to Section 8.5.  Depomed agrees to provide Solvay with a copy (in electronic word processing form) of all Regulatory Filings with respect to the Product for the VMS Indication in the United States promptly upon the making or submission of such Regulatory Filing and to promptly furnish Solvay with copies of all correspondence, notes, communication or minutes of meetings with any Governmental Authority in each case relating to Development and/or a Drug Approval Application for the Product outside the Field, provided that Depomed shall only be obligated to provide Product Data or information that is safety data, or specific to the Product for use in the Field.

(f)                                    Notwithstanding anything to the contrary in this Agreement, the reporting of all Adverse Events and other safety issues relating to the Product shall be handled in accordance with Sections 5.3, 5.5 and 5.6, and the Pharmacovigilance Agreement.

(g)                                 In the event that FDA threatens or initiates any action to remove the Product from the market in the Field or in any other field in the United States, the Party that receives a communication relating to such threatened or initiated action shall notify the other Party of such communication within one (1) Business Day after receipt.

5.2                               Regulatory Responsibilities in the OUS Territory.

(a)                                  Solvay shall be responsible for preparing and filing Regulatory Filings and seeking Regulatory Approvals for the Product in the Field in such countries within the OUS Territory in which Solvay desires, including without limitation preparing all reports necessary as part of a Drug Approval Application.  The Parties intend that all Drug Approval Applications for the Product in the Field in the OUS Territory will be comprised of the Drug Approval Application submitted by Solvay to the FDA as described in Section 5.1(b), plus such additional data and reports not required to be submitted to the FDA but required to be submitted in the OUS Territory.

(b)                                  All Regulatory Filings for the Product in the Field in the OUS Territory shall be filed in the name of Solvay, and Solvay alone shall be responsible for all communications and other dealings with the Governmental Authorities relating to the Product in the OUS Territory.  Solvay shall provide Depomed with advance notice of any meetings with Governmental Authorities relating to the Product in the OUS Territory and Depomed shall have the right to observe such meetings.  Depomed shall have the right of cross reference, and to use and rely on, all such Drug Approval Applications filed in the OUS Territory by Solvay, its Affiliates or sublicensees.  Depomed shall reimburse Solvay for incremental out of pocket costs incurred by Solvay in connection with Depomed’s exercise of its rights pursuant to the preceding sentence.  In addition, Solvay shall at all times have the right to cross reference, use and rely upon any and all portions of Drug Approval Applications filed by Depomed for the VMS Indication in the OUS Territory.

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission

(c)                                  Solvay agrees to provide Depomed with a copy (which may be wholly or partly in electronic form) of all Regulatory Filings with respect to the Product in the Field in the OUS Territory that it plans to make hereunder reasonably in advance of the date it intends to make such filings, and will reasonably respond to any questions that Depomed may have regarding such Regulatory Filings.  As between the Parties, Solvay shall be the legal and beneficial owner of all Drug Approval Applications for the Product in the Field and related approvals in the OUS Territory.  Depomed agrees to provide Solvay with a copy (which may be wholly or partly in electronic form) of all Regulatory Filings with respect to the Product for the VMS Indication in the OUS Territory promptly upon the making or submission of such Regulatory Filing, provided that Depomed shall not be obligated to provide any Product Data or information that is not safety data and that is not specific to Product for use outside the Field.

(d)                                  After receipt of any Regulatory Approval of a Drug Approval Application for the Product in the Field in the OUS Territory hereunder, Solvay shall retain primary responsibility for dealings with any Governmental Authority with respect thereto, including filing all supplements and other documents with such agency with respect to such Drug Approval Application.  Notwithstanding the foregoing, the reporting of all Adverse Events and other safety issues relating to the Product shall be handled in accordance with Sections 5.3, 5.5 and 5.6, and the Pharmacovigilance Agreement.

(e)                                  In the event that any Governmental Authority threatens or initiates any action to remove the Product in the Field or in any other field from the market in the OUS Territory, the Party that receives a communication relating to such threatened or initiated action shall notify the other Party of such communication within one (1) Business Day after receipt.

5.3                               Adverse Event Reporting.  Each Party shall notify the other of all information coming into its possession concerning any and all Adverse Events associated with commercial or clinical uses, studies, investigations or tests with the Product throughout the world, whether or not determined to be attributable to the Product and whether or not related to the Field (“Adverse Event Reports”).  The Parties shall each identify a person to coordinate the exchange of Adverse Event Reports so as to enable timely reporting of such Adverse Event Reports to appropriate Governmental Authorities consistent with all Applicable Laws.  Within sixty (60) days following the Effective Date, the Parties shall agree in writing on formal procedures for such exchange in a separate pharmacovigilance agreement (the “Pharmacovigilance Agreement”).

5.4                               Copies of Responses.  Not later than ten (10) Business Days prior to submission of responses to any Governmental Authority on product safety issues regarding the Product, a copy of a near final draft response will be provided to the other Party for review and comment.  Final copies of responses submitted to any Governmental Authority will be provided to the other Party within five (5) Business Days after submission of such response to any Governmental Authority.

5.5                               Regulatory Actions.  The Party responsible to interact with a Governmental Authority on a specific safety issue regarding the Product must communicate the action requested by the Governmental Authority to the other Party without delay.  Such actions may

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission include, for example, change in label, Dear Doctor letter, trial on hold for clinical safety reasons and the like.

5.6                               Safety Database.  The Parties shall, within sixty (60) days after the Effective Date, agree upon procedures by which each Party shall report safety data. The Parties acknowledge and agree that a worldwide safety database will be held and maintained by Solvay and that Depomed will transfer Product safety data Controlled by Depomed as of the Effective Date to Solvay for inclusion in such database as described in the Pharmacovigilance Agreement.

5.7                               Product Withdrawals and Recalls.  In the event that either Party (a) determines that an event, incident, or circumstance has occurred which may result in the need for a recall or other removal of the Product or any lot or lots thereof from the market in the Field in the Territory; (b) becomes aware that a Governmental Authority in the Territory is threatening or has initiated an action to remove the Product from the market; or (c) is required by any Governmental Authority in the Territory to distribute a “Dear Doctor” letter or its equivalent, regarding use of the Product, such Party shall promptly advise the other Party in writing with respect thereto, and shall provide to such other Party copies of all relevant correspondence, notices, and the like.  Solvay shall be responsible for conducting any recall of the Product in the Field, whether voluntary or involuntary, or taking such other remedial action required by Applicable Laws or agreed to by the Parties.  At Solvay’s request, Depomed shall assist Solvay with respect to any such recall or remedial action, and will provide Solvay with all information that Solvay may request in connection with its dealings with a Governmental Authority in connection with such recall or remedial action.  If any recall of the Product is implemented as a result of Depomed’s material breach of its obligations under this Agreement or its negligence, Depomed shall bear that portion of all direct expenses incurred by Solvay in connection with such recall attributable to such material breach or negligence.  For any and all recalls of Product in the Field in the Territory required due to any other reason, Solvay shall bear all expenses incurred in connection with such recall.

ARTICLE 6
REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1                               Representations, Warranties and Covenants of Depomed.  Depomed hereby represents and warrants to Solvay as follows:

(a)                                  As of the Effective Date, Depomed owns all right, title and interest in and to all Depomed Technology;

(b)                                  As of the Effective Date, Depomed is not aware of any Third Party rights or technology it reasonably believes are necessary to develop, manufacture and commercialize the Product as it exists as of the Effective Date in the Field in the Territory;

(c)                                  Depomed possesses all approvals, consents, licenses and permits required for the performance of its obligations hereunder, and all such approvals, consents, licenses and permits are in full force and effect;

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission

(d)                                  To the best of Depomed’s knowledge after reasonable inquiry, the practice of the Depomed Technology in connection with the development, manufacture, use, sale, importation or commercialization of the Product as it exists as of the Effective Date does not misappropriate or infringe the patent rights, copyrights, trademark rights, know-how, or other intellectual property rights of any Third Party, and Depomed has no knowledge of any patents or patent applications owned by a Third Party and not licensed to Depomed that would be infringed by the development, manufacture, use, sale, importation or commercialization of Product in the Field in the Territory, nor has Depomed received any written claims from Third Party with respect to such matters;

(e)                                  Depomed has not utilized and will not utilize, in conducting development or commercialization of the Product, any person or entities that at such time are debarred by FDA, or that, at such time, are under investigation by FDA for debarment action pursuant to the provisions of the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335);

(f)                                    To the best of Depomed’s knowledge after reasonable inquiry, no claim is pending or threatened alleging that a Depomed Patent is invalid or unenforceable; and

(g)                                 The Product supplied by or on behalf of Depomed for use in clinical development activities in the Field and in the Territory shall have been manufactured in accordance with applicable Product specifications and Applicable Laws in the Territory.

6.2                               Representations, Warranties and Covenants of Solvay.  Solvay hereby represents and warrants to Depomed as follows:

(a)                                  Solvay has not utilized and will not utilize, in conducting development or commercialization of the Product, any person or entities that at such time are debarred by FDA, or that, at such time, are under investigation by FDA for debarment action pursuant to the provisions of the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335);

(b)                                  Solvay has obtained, and during the term of this Agreement shall maintain, all licenses, authorizations, and permissions necessary under Applicable Law for the meeting and performing its obligations under this Agreement and all such licenses, authorizations, and permissions are in full force and effect;

(c)                                  All Product manufactured and supplied by or on behalf of Solvay shall have been manufactured in accordance with applicable Product specifications and Applicable Laws in the Territory; and

(d)                                  No Product sold in the Territory by Solvay, its Affiliates or sublicensees shall be adulterated within the meaning of Section 501 of the Federal Food, Drug and Cosmetic Act.

6.3                               Mutual Representations and Warranties.  Each Party represents and warrants to the other Party that:

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(a)                                  in the conduct of its business and performance of its obligations hereunder, it will observe and comply in all material respects with all applicable country, state and local laws, rules and regulations in the Territory;

(b)                                  it has the legal right and power to enter into this Agreement and to perform fully its obligations hereunder;

(c)                                  this Agreement has been duly authorized and approved by all necessary and proper action of such Party;

(d)                                  this Agreement has been duly executed and delivered and is a legal, valid and binding agreement of such Party, enforceable against such Party in accordance with its terms;

(e)                                  it has obtained all necessary Third Party approvals for the transactions contemplated hereby, except with respect to HSR Filings provided for in Section 12.7;

(f)                                    it has not made nor will it make any commitments to any Third Party or Affiliate that are in conflict with or in derogation of such rights of this Agreement;

(g)                                 the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder will not violate, conflict with or breach the terms of such Party’s organizational or governing documents or any covenant, agreement or undertakes that such Party has with any Third Party as of the Execution Date or any order, ruling decree, judgment, arbitration award or stipulation to which such Party is subject; and

(h)                                 it has enforceable written agreements with all of its employees, consultants, or independent contractors who receive Confidential Information under this Agreement obligating them to keep such information confidential and to use such information only as permitted in this Agreement, and assigning to such Party ownership of all intellectual property rights created in the course of their employment.

6.4                               DISCLAIMER.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY THE PARTIES ARE PROVIDED “AS IS” AND, EXCEPT AS EXPRESSLY PROVIDED UNDER SECTION 6.1 THROUGH 6.3 AND SECTIONS 11.2 AND 11.3, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.

ARTICLE 7
INTELLECTUAL PROPERTY

7.1                               Existing Proprietary Rights.  Each Party agrees and acknowledges that, except as expressly granted under this Agreement, such Party shall acquire no rights of any kind

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whatsoever with respect to any intellectual property rights of the other Party existing as of the Effective Date.

7.2                               Further Information.  From time to time upon written request from Solvay, Depomed shall provide to Solvay a complete listing of the issued patents and pending patent applications included in the Depomed Patents, including the status of any such applications or patents.  Solvay shall promptly disclose to Depomed all Solvay Inventions and/or Joint Inventions that are necessary or reasonably useful for the development, manufacture, use or commercialization of Product in any field.  Depomed shall promptly disclose to Solvay all Depomed Inventions and/or Joint Inventions that are necessary or reasonably useful for the development, manufacture, use or commercialization of Product in the Field.

7.3                               New Inventions.

(a)                                  Inventorship of Inventions shall be determined in accordance with U.S. patent laws.  Each Party shall promptly notify the other Party after it first learns of the conception of any Solvay Invention, Depomed Invention or Joint Invention, in each case to the extent necessary or useful for the development, manufacture, use or commercialization of Product, and provide the other Party with a copy of any patent applications it proposes to file within the time period provided in Section 7.4.  All Depomed Inventions, and all intellectual property rights therein, shall be the property of Depomed.  All Solvay Inventions, and all intellectual property rights therein, shall be the property of Solvay, subject to Section 7.3(b).  All Joint Inventions, and all intellectual property rights therein, shall be jointly owned by the Parties such that each Party has an undivided one-half (1/2) interest, without a duty of accounting to the other Party, in and to such Joint Invention, subject to Section 7.3(b).  In the event that a jurisdiction requires consent of co-owners for one co-owner to grant license rights under or otherwise exploit jointly owned intellectual property, each of the Parties hereby consents to such license grant under or exploitation of such intellectual property by the other Party without a requirement of accounting.

(b)                                  Notwithstanding Section 7.3(a), as between the Parties, Depomed shall solely own all right, title, and interest in and to all Inventions that describe, claim, cover or relate to Formulation Technology and/or the Product or the use, composition, formulation or method of making products based on the Formulation Technology and/or the Product, and all Patent Rights claiming the foregoing and all other intellectual property rights therein including without limitation all rights to enforce such Patent Rights.  Such Inventions, Patent Rights and other intellectual property rights shall be subject to the licenses granted to Solvay pursuant to this Agreement without further consideration.  Depomed shall be responsible, at its sole expense and discretion (subject to Section 7.4), and if necessary with the cooperation of Solvay, for the preparation, filing, prosecution, and maintenance of Patent Rights claiming such Inventions as set forth in Section 7.4.

(c)                                  Without additional consideration, each Party hereby assigns to the other Party such of its right, title and interest in and to any Inventions, Patent Rights claiming them, and all other intellectual property rights therein, and shall require its sublicensees and Affiliates, and all independent contractors, employees or agents of such Party, its Affiliates, or its sublicensees, to so assign to the other Party such of their right, title and interest in and to

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the foregoing, as is necessary to effectuate the allocation of ownership of Inventions as set forth in this Section 7.3.  Each Party shall, and shall cause its sublicensees and Affiliates, and all independent contractors, employees and agents of such Party, its Affiliates, and sublicensees, to, cooperate with the other Party and take all reasonable actions and execute such agreements, declarations, assignments, legal instruments and documents as may be reasonably required to perfect the other Party’s right, title and interest in and to Inventions, Patent Rights and other intellectual property rights as set forth in this Section 7.3.  Each Party shall also include provisions in its relevant agreements with Third Parties that effect the intent of this Section 7.3(c).

7.4                               Prosecution.

(a)                                  Individual Patent Filings.  Each Party shall, to the maximum extent practicable, strive to separate distinct embodiments within any new or pending Patent Applications that describe and/or relate to distinct Inventions into separate Patent Applications wherein the Invention, as defined by the claims, may be Inventions owned solely by Depomed, Inventions owned solely by Solvay, or Joint Inventions.  Each Party shall have sole discretion and responsibility to prepare, file, prosecute, and maintain Patent Rights claiming Inventions that it solely owns, and shall be responsible for related reissue, reexamination, opposition and interference proceedings.  At least thirty (30) days prior to the contemplated filing date of any patent application claiming its solely-owned Invention that is necessary or useful for development, manufacture, or use of the Product, each Party shall submit to the other a substantially completed draft thereof, confer with the other Party thereon, and make every reasonable effort to adopt the other Party’s commercially reasonable suggestions regarding the preparation of such patent application.  Each Party shall copy the other Party on any official actions from any government patent office and submissions to any government patent office with respect to such patent application.  If the reviewing Party does not provide a timely comment on such application, official action or submission, it will be deemed to have no comments thereon.  Solvay shall bear all costs incurred pursuant to this Section 7.4 for Patent Rights claiming Inventions that Solvay solely owns, and Depomed shall bear all costs incurred pursuant to this Section 7.4 for Patent Rights claiming Inventions that Depomed solely owns.

(b)                                  Joint Patent Filings.  With respect to all Patents and Patent Applications claiming Joint Inventions that the Parties jointly own (the “Joint Patent Rights”), Depomed shall have the first right, but not the obligation, to file, prosecute, maintain, and defend such Joint Patent Rights on behalf of both Parties (the “Responsible Party”).  At least thirty (30) days prior to the contemplated filing of such Joint Patent Rights, Depomed shall submit a substantially completed draft of Joint Patent Rights claiming the Joint Inventions that are owned jointly by the Parties to Solvay for its approval, which shall not be unreasonably withheld, delayed, or conditioned.  Except as set forth in this Section 7.4(b), below, the Parties shall share equally the costs of the preparation, filing, prosecution, and maintenance of all Joint Patent Rights, pursuant to a mutually agreed plan for such activities and a budget therefor (which plan shall include, without limitation, a listing of countries in which such Joint Patent Rights will be filed, prosecuted, and maintained).  Each Party’s one half undivided interest in and to all Joint Patent Rights shall be included in the Depomed Patents and the Solvay Patents, as applicable.  If Depomed does not wish to file, prosecute, or

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maintain any Joint Patent Rights or maintain or defend such a patent in a particular country, Depomed hereby grants Solvay any necessary authority to file, prosecute, and maintain such Joint Patent Rights or maintain or defend such Joint Patent Rights in the name of both Parties if Solvay so requests.  If either Party elects not to pay its portion of any shared costs for Joint Patent Rights, it shall so notify the other Party, in which case the other Party may proceed with respect to such Joint Patent Rights in its own name and at its sole expense.  In such cases, the Party electing not to pay its share of costs shall assign its entire right, title, and interest in and to such Joint Patent Rights to the other Party, and such Invention shall become an Invention solely owned by the other Party.

7.5                               Enforcement.

(a)                                  Designated Patent Rights.  “Designated Patent Rights” shall mean (i) the Solvay Patents, and (ii) the Depomed Patents, in each case claiming Inventions that, in the absence of ownership thereof or an appropriate license thereto, would be infringed by the manufacture (including without limitation through use of Formulation Technology in such manufacture), use, import, offer for sale or sale of a Product in the Field.

(b)                                  Notice.  Each Party shall notify the other Party in writing of any alleged or threatened infringement of the Designated Patent Rights and/or Joint Patent Rights of which it becomes aware within thirty (30) days of the date such Party becomes aware of such infringement (or, in the case of an action under the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Act”), five (5) days).  The notice shall set forth the facts of such infringement in reasonable detail.

(c)                                  Infringement of Designated Patent Rights Relating to Formulation Technology and/or Product.  If a Third Party is infringing, or either Party reasonably believes a Third Party may be infringing, any Designated Patent Right by reason of the manufacture, use or sale of the Formulation Technology and/or the Product by such Third Party, Depomed shall have the first right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement by counsel of its own selection, at its expense (with Solvay having the right to participate in such action only if such infringement arises by reason of the manufacture, use, or sale of products competitive with the Product in the Field and in the Territory and be represented, if it so desires, by counsel of its own selection and at its own expense in any such action).  To the extent required by Applicable Laws, Solvay agrees to be joined as a party plaintiff (with Solvay having the right to be represented, if it so desires, by counsel of its own selection and at its own expense) if necessary for Depomed to bring and prosecute such action or proceeding, and to give Depomed reasonable assistance and authority to bring and prosecute such action or proceeding.  If Depomed fails to bring an action or proceeding within [***] days after receiving or giving written notice pursuant to Section 7.5(b) (or, in the case of an action under the Hatch-Waxman Act, [***] days), then, if such action relates to infringement arising by reason of the development, manufacture, use, commercialization or sale of products competitive with the Product in the Field in the Territory, then, Solvay shall have the right, but not the obligation, to bring and control any such action by counsel of its own selection, at its expense.  To the extent required by Applicable Laws, Depomed agrees to be joined as a party plaintiff (with Depomed having the right to be represented, if it so desires, by counsel of its

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own selection and at its own expense in any such action) if necessary for Solvay to bring and prosecute such action or proceeding, and to give Solvay reasonable assistance and authority to bring and prosecute such action or proceeding.  Each Party shall share in any recoveries obtained in connection therewith, in the following proportion:  [***].  No settlement or consent judgment or other voluntary final disposition of suit under this Section 7.5(c) may be entered into without the consent of both Parties, which consents shall not be unreasonably withheld, delayed, or conditioned.  Notwithstanding the foregoing, in the case of an action under the Hatch-Waxman Act, if Depomed exercises its first right to institute an action under this Section 7.5, then Depomed shall (i) obtain Solvay’s consent, not to be unreasonably withheld, regarding counsel to conduct such action, (ii) consult with Solvay on all reasonably material matters arising in such action, and (iii) use reasonable efforts to address concerns raised by Solvay in any such action.  The immediately preceding sentence will not be deemed to undermine or detract from Depomed’s first right to institute, prosecute, and control any action or proceeding relating to the Formulation Technology and/or the Product.

(d)                                  Infringement of Joint Patent Rights That Are Not Designated Patent Rights.  If a Third Party is infringing, or the Parties reasonably believe a Third Party may be infringing, any Joint Patent Right that is not a Designated Patent Right, they shall confer in good faith to determine whether or not to enforce such Joint Patent Right against such actual or alleged infringer, and which Party (if any) shall institute, prosecute, and control any action or proceeding with respect to such infringement (with the other Party having the right to participate in such action and be represented, if it so desires, by counsel of its own selection therein).  The costs of any such infringement action shall be borne by the Parties in a manner they agree upon at such time, and each Party shall share in any recoveries obtained in connection therewith, equally or in the proportion they then agree upon.  No settlement or consent judgment or other voluntary final disposition of suit under this Section 7.5(d) may be entered into without the consent of both Parties, which consent shall not be unreasonably withheld, delayed, or conditioned.

(e)                                  Infringement of Solely-Owned Patents That Are Not Designated Patent Rights.  Each Party may, in its sole discretion, decide whether to pursue an action against any actual or alleged infringement of its solely-owned Patent Right that is not a Designated Patent Right at its own expense, and the other Party shall cooperate in such efforts to the extent such Patent Rights claim Inventions at the owning Party’s expense and reasonable request.  The owning Party shall retain any and all recoveries obtained in connection with such action.

(f)                                    Oppositions by Parties.  If either Party desires to bring an opposition, action for declaratory judgment, nullity action, interference, reexamination, reissue or other attack upon the validity, title or enforceability of any Patent Right controlled by a Third Party that covers the manufacture, use, or sale of any Product in the Field in the Territory, such Party shall so notify the other Party and the Parties shall promptly confer to determine whether to bring such action or the manner in which to settle such action.  The Party not bringing an action under this Section 7.5(f) shall be entitled to separate representation in such proceeding by counsel of its own choice and at its own expense, and shall cooperate fully with the Party bringing such action.  The costs of any such action shall be borne by the Parties, and each

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Party shall share in any recoveries obtained in connection therewith, as the Parties may then agree.

7.6                               Infringement of Third Party Rights.

(a)                                  Notice.  If the Development, manufacture, use, sale, or commercialization of Product in the Field and in the Territory pursuant to this Agreement results in a claim, action, suit, or proceeding that such activity infringes or misappropriates the Patent Rights or other intellectual property rights of a Third Party (“Third Party Infringement Claim”), the Party to this Agreement first having notice shall promptly notify the other Party in writing.  The notice shall set forth the facts of the Third Party Infringement Claim in reasonable detail.

(b)                                  Litigation Related to Formulation Technology.  Depomed shall have the first right, but not the obligation, to defend, at its expense, against any Third Party Infringement Claim based on or arising out of an allegation that the manufacture, use, import, offer for sale, sale, or other commercialization of the Product in the Field by reason of the practice or incorporation of the Formulation Technology pursuant to this Agreement (but not of other aspects of the Product or any other component of the Product) infringes such Third Party’s patent rights (collectively, “Formulation Technology Infringement Claims”).  Depomed shall have full control over the defense and settlement of Formulation Technology Infringement Claims; provided, however, that any settlement that could reasonably be deemed to affect Solvay adversely shall require Solvay’s prior consent, not to be unreasonably withheld, delayed, or conditioned.  Solvay shall cooperate with Depomed, at Depomed’s expense and reasonable request, in such defense and shall have the right to be represented by counsel of its own choice, at Solvay’s expense.  If Depomed fails to defend against any Formulation Technology Infringement Claim within [***] days after first learning of such Formulation Technology Infringement Claim, Solvay shall have the right, but not the obligation, to defend against such Formulation Technology Infringement Claim with counsel of its own selection at its expense.  To the extent required by Applicable Laws, Depomed agrees to participate in such action (with Depomed having the right to be represented, if it so desires, by counsel of its own selection and expense therein) if necessary for Solvay to defend such action or proceeding, to give Solvay reasonable assistance in such action or proceeding.  The Party controlling the defense of any such Formulation Technology Infringement Claim will initially bear all associated costs (“Defense Costs”), subject to the remainder of this Section 7.6(b) and to Article 11.  All Defense Costs incurred by either Party in connection with a Formulation Technology Infringement Claim shall be [***].  If a Party would be entitled to require the other Party to [***] seek indemnification from the other Party pursuant to Section 11.2 or 11.3, as applicable, in connection with such Formulation Technology Infringement Claim, then such Party shall only be entitled to exercise its rights pursuant to either this Section 7.6(b) or pursuant to Section 11.2 or 11.3, as applicable, but not pursuant to both Section 7.6(b) and Section 11.2 or Section 11.3, as applicable, with respect to such claim.

(c)                                  Litigation Related to Product and Unrelated to Formulation Technology.  Solvay shall have the first right, but not the obligation, to defend, at its expense, against any Third Party Infringement Claim based on or arising out of an allegation that the manufacture, use, import, offer for sale, sale, or other commercialization of a Product, or any

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component thereof by Solvay, its Affiliates or sublicensees, infringes such Third Party’s patent rights that is not a Formulation Technology Infringement Claim (collectively, “Non-Formulation Technology Infringement Claims”).  Solvay shall have full control over the defense and settlement of such Non-Formulation Technology Infringement Claims; provided, however, that any settlement that could reasonably be deemed to affect adversely Depomed shall require Depomed’s prior consent, not to be unreasonably withheld, delayed, or conditioned.  Depomed shall cooperate with Solvay, at Solvay’s expense and reasonable request, in such defense and shall have the right to be represented by counsel of its own choice, at Depomed’s expense.  Solvay will initially bear all costs associated with Non-Formulation Technology Infringement Claims, subject to Article 11.

(d)                                  Oppositions by Third Parties.  If any of the Designated Patent Rights become the subject of any proceeding commenced by a Third Party in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, interference, or other attack upon the validity, title, or enforceability thereof, then the Party Controlling such Designated Patent Right shall control such defense at its sole cost; provided that if such action relates to a Joint Patent Right, the Parties shall confer and determine which Party shall control such action.  The Controlling Party shall permit the non-Controlling Party to participate in the proceeding to the extent permissible under Applicable Laws, and to be represented by its own counsel in such proceeding, at the non-controlling Party’s expense.  If either Party elects not to defend against such action within [***] days after first learning of such action or proceeding, then the other Party shall have a backup right to assume defense of such Third Party action at its own expense, provided that Solvay shall, as the other Party, only have such right to the extent such Designated Patent Right is relevant to the development, manufacture, packaging, use, sale or commercialization of Product in the Field in the Territory.  Any awards or amounts received in bringing any such action shall be first allocated to reimburse the Parties’ expenses in such action, and any remaining amounts shall be retained by the Party bringing such action.

(e)                                  Reporting.  Notwithstanding the foregoing provisions of Section 7.6, if any Third Party Infringement Claim is commenced, the Party responsible for controlling defense and settlement of such claim shall provide quarterly updates to the other Party on the status of any such claim during its pendency.

7.7                               Patent Marking.  All Product labeling and/or packaging inserts associated with the Product commercialized by Solvay, its Affiliates or sublicensees shall carry, in a conspicuous location, a patent notice, with appropriate patent numbers or indicia to the extent permitted by Applicable Laws if such markings or such notice impact recoveries of damages or equitable remedies available with respect to infringements of patents in the Territory, in accordance with and when required by the Applicable Laws of the country in which (a) the Product is sold, and (b) a claim in a patent included in the Depomed Patents covering the Product exists (including without limitation, in each case, Joint Patents).

7.8                               Orange Book Listings.  When applicable, Solvay shall promptly notify Depomed of Solvay’s intent to list any issued patents included in the Depomed Patents in the FDA’s “Orange Book” (i.e., the FDA’s list of Approved Drug Product with therapeutic equivalence evaluations) for the Product in the Field and in the Territory, in accordance with all Applicable

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Laws.  The Parties shall mutually agree upon the Depomed Patents to be listed in the Orange Book for Product in the Field and in the Territory, provided, however, that while NDA holder, Solvay shall have the final decision with regard to any Patent related to the Product in the Field in the Territory.

ARTICLE 8
TERM AND TERMINATION OF AGREEMENT

8.1                               Term.  This Agreement shall become effective on the Effective Date and unless otherwise terminated pursuant to its terms, shall continue until the longer of (a) expiration of the last Valid Claim; or (b) the fifteenth (15th) anniversary of the Effective Date.  As used herein, “Valid Claim” shall mean a claim of any issued and unexpired patent or patent application within the Depomed Patents that has been pending approval for no more than ten (10) years after the initial date of filing of such claim and that has not been held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision can no longer be appealed or was not appealed within the time allowed.

8.2                               Termination by Depomed.  Depomed may terminate this Agreement upon sixty (60) days written notice to Solvay if Solvay is in material breach of this Agreement and such breach is not cured within such sixty (60) day period.

8.3                               Termination by Solvay.  Solvay may terminate this Agreement (a) upon sixty (60) days written notice to Depomed if Depomed is in material breach of this Agreement, and such breach is not cured within such sixty (60) day period, or (b) upon thirty (30) days written notice following the occurrence of a Termination Event.

8.4                               Termination for Bankruptcy.  To the extent permitted under Applicable Law, this Agreement may be terminated by either Party immediately upon written notice to the other Party, in the event that the other Party files or has filed against it a petition under the United States Bankruptcy Code (the “Bankruptcy Code”), makes an assignment for the benefit of creditors, has a receiver appointed for it or a substantial part of its assets, or otherwise takes advantage of any statute or law designed for relief of debtors.  Notwithstanding the foregoing, the Parties agree that all rights and licenses granted to Solvay hereunder are, for purposes of Section 365(n) of the Bankruptcy Code, licenses of intellectual property within the scope of Section 101 of the Bankruptcy Code, and Depomed acknowledges that Solvay, as a licensee of such rights and licenses hereunder, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code.  Depomed further acknowledges that, without in any way limiting Solvay’s rights or Depomed’s obligations hereunder, Solvay will be entitled to a complete duplicate of (and complete access to) any such intellectual property and all embodiments thereof upon written request of Solvay (a) upon commencement of a bankruptcy or insolvency proceeding by or against Depomed, unless Depomed or its representative or trustee elects to continue to perform all of its obligations hereunder, or (b) if not delivered under clause (a) of this Section 8.4 upon the rejection of this Agreement by or on behalf of Depomed.

8.5                               Consequences of Termination.  Upon expiration or termination of this Agreement, the following shall apply (in each case only upon expiration or termination of any applicable waiting period under the HSR Act):

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(a)                                  All undisputed, outstanding payments due and payable to Depomed or Solvay shall be paid.

(b)                                  Solvay will return to Depomed any and all Depomed Technology and Product Data transferred to it under this Agreement and will cease all use of the Depomed Technology and Product Data.

(c)                                  Each Party will return to the other Party or, if so directed by the other Party, destroy any Confidential Information of the other acquired in connection with this Agreement (except to the extent provided in or necessary for Depomed’s exercise of its rights under this Section 8.5).

(d)                                  The license set forth in Section 2.1(a), and all other rights granted to Solvay under this Agreement, will terminate.

(e)                                  Solvay shall and hereby does grant to Depomed, effective as of the effective date of such expiration or termination, a fully paid-up, irrevocable, worldwide, exclusive license, with the right to grant sublicenses, under all Patent Rights Controlled by Solvay or its Affiliates as of the Effective Date to the extent related to the Product and any Patent Rights describing, claiming, covering or relating to Inventions then Controlled by Solvay, its Affiliates or sublicensees to the extent related to or claiming technology reasonably necessary to develop, manufacture or commercialize Product as the Product exists as of the date of expiration or termination, and in the form developed or commercialized by Solvay in the Field, to develop, make, use, sell, offer for sale, and import such Product in all fields of use.

(f)                                    Depomed shall and hereby does grant to Solvay, effective as of the effective date of such expiration or termination of this Agreement, a fully paid-up, irrevocable, worldwide, nonexclusive license, without the right to further sublicense, under all the Solvay Inventions and Joint Inventions and under Patent Rights Controlled by Depomed to the extent they claim such Solvay Inventions and Joint Inventions, in each case that are assigned in whole or in part to Depomed pursuant to Section 8.5(e), to develop, make, use, sell, offer for sale and import products other than Product.

(g)                                 Upon Depomed’s written request, Solvay shall execute all documents necessary to transfer Solvay’s rights under any Third Party licenses obtained by Solvay, its Affiliates or sublicensees in connection with the manufacture, development, use or sale of Product in the Territory in the Field, to the extent such licenses are transferable, and Depomed shall thereafter be responsible for all costs, expenses and obligations associated with such Third Party licenses. If any such licenses are not transferable, Solvay shall use reasonable efforts to assist Depomed in securing access to such rights from the relevant Third Party.

(h)                                 Solvay shall, without additional consideration, assign to Depomed all of its right, title and interest in and to any Product-specific Trademark filed during the course of and pursuant to the Agreement.  Depomed shall bear the full costs and expense of and be solely responsible for prosecuting, maintaining, enforcing and defending any Product-specific Trademark so transferred after the effective date of termination.

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(i)       Upon Depomed’s request, Solvay shall transfer to Depomed, at no cost to Depomed, and Depomed shall have the right to use, all materials, Product samples, Product supplies, Product components, results, analyses, reports, websites, marketing materials, Regulatory Filings, and Regulatory Approvals, in each case that are reasonably required by Depomed to continue the development, manufacture, use, or commercialization of Product after termination of this Agreement, in whatever form developed, and that are controlled or generated as of the effective date of such termination by or on behalf of Solvay, its Affiliates or sublicensees with respect to the Product.  Solvay shall submit to the FDA and other Regulatory Authorities in the Territory in jurisdictions in which any regulatory filings have been made with respect to the Product by Solvay, its Affiliates or sublicensees, within thirty (30) days after the effective date of such termination, a letter (with a copy to Depomed) notifying the FDA and such other Regulatory Authorities of the transfer of any regulatory filings for the Product in such jurisdictions from Solvay to Depomed.  Additionally, Solvay will grant to Depomed any rights of reference or access to Regulatory Filings made by Solvay, its Affiliates or sublicensees that are necessary to practice the rights granted to Depomed under this Section 8.6(i).  All transfers described in this Section 8.6(i) shall be at Depomed’s expense.

(j)       If at the time of expiration or termination of this Agreement, Solvay is manufacturing Product for use in development or commercialization in the Field, Solvay shall, at Depomed’s request and in accordance with a mutually acceptable supply agreement to be entered into by the Parties, supply Depomed’s or its designee’s requirements of Product in final packaged form at commercially reasonable prices until the earlier of Depomed’s qualification of alternate supply sources for the Field and the Territory, or eighteen (18) months after such expiration or termination, provided that Depomed will use commercially reasonable efforts to qualify alternate supply sources as soon as reasonably practicable.

(k)     Sections 3.4 and 3.5 (for the time period specified therein), 7.3, 8.5, 9.1-9.7, 10, 11.2-11.5 (solely as to activities conducted during the term of the Agreement, 11.6, and 12 shall survive termination or expiration of this Agreement.

(l)       Exercising the remedy of termination shall not (a) release any Party from any obligation that has accrued prior to the effective date of such termination (including the obligation to pay amounts accrued and due under this Agreement prior to the effective date of such termination but that are unpaid or become payable thereafter), (b) preclude the terminating Party from exercising any other of those remedies to which it may be entitled under this Agreement or Applicable Law, or (c) terminate any right to obtain performance of any obligation provided for in this Agreement that shall survive termination.

8.6          Alternative Remedies.  For clarity, if a Party materially breaches this Agreement and the other Party does not terminate the Agreement under Sections 8.2 or 8.3, such other Party retains all rights to seek remedies available to it under law or in equity for such material breach by exercising its rights under Article 9.

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ARTICLE 9
DISPUTE RESOLUTION

9.1          Exclusive Dispute Resolution Mechanism.  In the event that the Parties cannot reach agreement on a matter arising out of or in connection with this Agreement (including without limitation matters relating to any Party’s rights and/or obligations hereunder and/or regarding the construction, interpretation and enforceability of such agreements), the procedures set forth in this Article 9 shall be the exclusive mechanism for resolving any dispute, controversy, or claim (collectively, “Disputes”) between the Parties that may arise from time to time that cannot be resolved through good faith negotiation between the Parties.

9.2          Resolution by Executive Officers.  In the event of any Dispute between the Parties in connection with this Agreement, the construction hereof, or the rights, duties or liabilities of either Party under this Agreement, the Parties shall first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves.  In the event that such Dispute is not resolved on an informal basis within ten (10) Business Days after one Party provides notice to the other Party of such Dispute, either Party may, by written notice to the other Party, refer such Dispute to the other Party for attempted resolution by good faith negotiation within thirty (30) days after such notice is received.  Such Disputes shall be referred to the Executive Officers for attempted resolution.  In the event that any Dispute is not resolved under the foregoing provisions, each Party may, at its sole discretion, seek resolution of such Dispute in accordance with Section 9.3 and, if applicable, Section 9.4.

9.3          Mediation.  Any dispute that has not been resolved within sixty (60) days after being referred to the senior executives pursuant to Section 9.2 shall be referred to mediation before a mediator that is mutually acceptable to the Parties.  Such mediation shall be conducted as soon as practicable, but in no event more than sixty (60) days after referral to mediation.

9.4          Arbitration.  Any Dispute that is not resolved pursuant to Section 9.3 shall be exclusively and finally resolved by binding arbitration pursuant to this Section 9.4.

(a)           Any such arbitration shall be conducted in New York, New York, United States of America, unless otherwise agreed to by the Parties in writing.  Each and any arbitration shall be administered by the American Arbitration Association (the “AAA”), and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA (the “Rules”), as such Rules may be amended from time to time, or modified by this Section 9.4 or by agreement of the Parties.  The Parties will be entitled to conduct discovery as provided in the U.S. Federal Rules of Civil Procedure and the local rules of the U.S. District Court for the Southern District of New York, provided, however, that the Parties will conduct all discovery expeditiously within the time limit set by the arbitrator(s), it being the intent that discovery be permitted to the extent necessary to introduce all salient facts.  At any applicable hearing, the Parties may present testimony (either by live witness or deposition) and documentary evidence and have the right to be represented by counsel.  The U.S. Federal Rules of Evidence will apply to any and all matters submitted to final and binding arbitration under this Agreement.

(b)           Within ten (10) days after receipt of an arbitration notice from a Party, the Parties shall attempt in good faith to agree on a single neutral arbitrator with relevant industry

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission experience to conduct such arbitration.  If the Parties do not agree on a single neutral arbitrator within ten (10) days after receipt of an arbitration notice, each Party shall select one (1) arbitrator and the two (2) Party-selected arbitrators shall select a third arbitrator with relevant industry experience to constitute a panel of three (3) arbitrators to conduct the arbitration in accordance with the Rules.  In the event that only one of the Parties selects an arbitrator, then such arbitrator shall be entitled to act as the sole arbitrator to resolve the Dispute or any and all unresolved issues subject to such arbitration.  Each and every arbitrator of the arbitration panel conducting the arbitration must and shall agree to render an opinion within thirty (30) days after the final hearing before the panel.

(c)           The decision or award of the arbitrator(s) shall be final, binding, and incontestable and may be used as a basis for judgment thereon in any jurisdiction.  The arbitrator(s) shall, upon the request of any Party, issue a written opinion of the findings of fact and conclusions of law and shall deliver a copy to each of the Parties.  Each Party shall bear its own costs and attorney’s fees, and the Parties shall equally bear the fees, costs, and expenses of the arbitrator(s) and the arbitration proceedings; provided, however, that the arbitrator(s) may exercise discretion to award costs, including attorney’s fees, to the prevailing Party.  Without limiting any other remedies that may be available under Applicable Laws, the arbitrator(s) shall have no authority to award provisional remedies of any nature whatsoever, or punitive, special, consequential, or any other similar form of damages.

9.5          Preliminary Injunctions.  Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction or other equitable remedy from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any Dispute.

9.6          Patent Disputes.  Notwithstanding anything in this Agreement to the contrary, any and all issues regarding the scope, construction, validity, and enforceability of any Patent Rights in a country within the Territory shall be determined in a court or other Governmental Authority of competent jurisdiction under the applicable patent laws of such country.

9.7          Confidentiality.  All proceedings and decisions of the arbitrator(s) shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 10.

ARTICLE 10
CONFIDENTIALITY

10.1        Confidential Information Defined.  During the performance of this Agreement, it is anticipated that each Party will learn of information that the other regards as confidential or proprietary, including, but not limited to, commercial, financial, and technical information, substances, formulations, techniques, methodologies, customer or client lists, programs, procedures, data, documents, protocols, results of experimentation and testing, specifications, databases, business plans, trade secrets, budget forecasts, business arrangements, information regarding specific transactions, financial information and estimates, long-term plans and goals, information relating to the Product, know-how (technical or otherwise), processes, customers, suppliers, pricing programs, and strategies (“Confidential Information”).

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission

10.2        Obligations.  Except as expressly permitted in this Agreement, each Party agrees not to use or disclose the other Party’s Confidential Information for any purpose other than the performance of this Agreement.  Each Party will treat Confidential Information furnished by the other Party with the same degree of care as if it were its own confidential information (but under no circumstances less than reasonable care).  Except as expressly permitted by this Agreement, a receiving Party will not disclose Confidential Information to any Third Party, other than the receiving Party’s Affiliates, employees, agents, contractors, or consultants who have a need to know the Confidential Information in order to perform the receiving Party’s obligations under this Agreement.  The receiving Party will be responsible for the compliance of all Affiliates, employees, agents, contractors, and consultants that are provided the Confidential Information of the disclosing Party with the obligations of this Section 10.2.

10.3        Exceptions to Obligations.  The restrictions on the use and disclosure of Confidential Information as set forth above shall not apply to any Confidential Information which: (a) was known by the receiving Party as evidenced by its written records made prior to the time of receipt hereunder; (b) either before or after the time of disclosure becomes known to the public other than through a breach by the receiving Party or its Affiliates, employees, agents, contractors, or consultants of its obligations under this Agreement; (c) was lawfully disclosed to the receiving Party by a Third Party having the right to disclose said Confidential Information; or (d) was information developed by the receiving Party independently from the Confidential Information provided by the other Party hereto as evidenced by the receiving Party’s written records.

10.4        Required Disclosures.  The receiving Party shall also be entitled to disclose the other Party’s Confidential Information to the extent such Confidential Information is required to be disclosed (a) to or by any Governmental Authority; (b) to comply with Applicable Laws (including, without limitation, to comply with SEC, NASDAQ or stock exchange disclosure requirements), (c) to comply with judicial process or an order of any governmental body or a court of competent jurisdiction, or (d) to defend or prosecute litigation, or (e) exercise its rights to seek patent protection or enforce Patent Rights or make Regulatory Filings; provided, however, that in each case the Party required to disclose such Confidential Information under subsections (a) through (d) shall use reasonable efforts to notify the other Party in advance of such disclosure and shall provide the disclosing Party with reasonable assistance to obtain a protective order and/or confidential treatment of such Confidential Information, to the extent available, and thereafter only discloses the minimum Confidential Information required to be disclosed in order to ensure legal compliance.

10.5        Term.  This undertaking to keep information confidential extends through the term of this Agreement and will survive the expiration or termination of this Agreement for a period of five (5) years.

10.6        Public Disclosures.  Upon the Execution Date, each Party shall have the right to issue a press release announcing the existence of this Agreement having a form and substance mutually agreed upon by the Parties.  Except as required by Applicable Laws or rules of a securities exchange, each Party agrees not to issue any other press release or make any other public statement or other disclosure disclosing to any Third Party any information relating to this Agreement or its terms or the transactions contemplated hereby without the prior written consent

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission of the other Party, such consent not to be unreasonably withheld, delayed, or conditioned; provided however that after any information regarding this Agreement or its terms or the transactions contemplated hereby is publicly disclosed, it may thereafter be disclosed by either Party again in the future without the need to obtain the other Party’s consent.  Notwithstanding the foregoing, a Party may disclose the terms of this Agreement in confidence to its Affiliates in connection with the performance of this Agreement and solely on a need-to-know basis to potential or actual collaborators or licensees (including potential sublicensees), who prior to disclosure must be agree to bound by obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 10; and/or in confidence to potential or actual investment bankers, investors, lenders, acquirors, merger partners or other potential financial or strategic partners, and their attorneys and agents); provided, however, that the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 10.6 to treat such Confidential Information as required under this Article 10.

ARTICLE 11
INSURANCE; INDEMNIFICATION; LIMITATION OF LIABILITY

11.1        Insurance Coverage.  During the term of this Agreement and for a period of two (2) years thereafter, each Party shall carry and maintain product liability coverage of not less than [***] dollars ($[***]) to cover any liability that may arise under this Agreement or as required by Applicable Law.  Each Party shall provide evidence to the other Party that such other Party has been named as an additional insured under the policies described herein, and such policies shall be endorsed to provide for thirty (30) days prior written notice to the other Party by the insurance carrier of cancellation, expiration, or modification of the policy.

11.2        Indemnity by Depomed.  Depomed agrees to defend, indemnify and hold free and harmless Solvay, its Affiliates, and its and their directors, officers, agents, contractors, and employees from Losses (as defined in Section 11.5) to the extent resulting from or in connection with (a) the development, manufacture, use, handling, storage, or other disposition of the Product outside the Field in the Territory, or outside the Territory, by Depomed or its Affiliates or sublicensees; (b) any breach by Depomed of the representations, warranties, covenants, and agreements set forth in this Agreement; or (c) arising from negligent or willful acts and/or omissions of Depomed.  The indemnity obligation set forth above shall not apply, however, to the extent any such claims are caused by gross negligence or willful misconduct of Solvay.

11.3        Indemnification by Solvay.  To the extent Losses are not covered by Depomed’s indemnification of Solvay pursuant to Section 11.2, Solvay agrees to defend, indemnify and hold free and harmless Depomed and its affiliates, directors, officers and employees from Losses to the extent resulting from or in connection with (a) the development, use, manufacture, handling, storage, commercialization or other disposition of the Product in the Field in the Territory by Solvay or its Affiliates or sublicensees; (b) any breach by Solvay of the representations, warranties, covenants, and agreements set forth in this Agreement; or (c) arising from negligent or willful acts and/or omissions of Solvay.

11.4        Notification; Assumption of Defense; Cooperation and Assistance.  In the event that a Party seeks indemnification hereunder with respect to a Third Party claim (a “Third

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission

Party Claim”), the Party seeking indemnification (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) of any Third-Party Claim in respect of which it intends to claim indemnification under this Article 11, provided that any failure to provide the Indemnifying Party with any such notice will not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party under this Article 11 except to the extent that the ability of the Indemnifying Party to defend such claim is materially prejudiced by the Indemnified Party’s failure to give such notice.  If the Indemnifying Party assumes such defense, the Indemnified Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party; provided, that the Indemnified Party will have the right to employ counsel to represent it at the expense of the Indemnifying Party if the Indemnified Party has been advised by its counsel that there are one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party or that there is otherwise a potential conflict between the interests of the Indemnified Party and the Indemnifying Party, in which event the reasonable fees and expenses of such separate counsel will be paid by the Indemnifying Party.  If the Indemnifying Party does not assume control of the defense of a Third-Party Claim within thirty (30) days after the receipt by the Indemnifying Party of the notice required pursuant to this Section 11.4, the Indemnified Party will have the right to defend such claim in such manner as it may deem appropriate at the reasonable cost and expense of the Indemnifying Party.  The Indemnified Party shall cooperate as may be reasonably requested in order to ensure the proper and adequate defense of any action, claim or liability covered by this indemnification.  The Indemnifying Party may not settle or otherwise dispose of any Third-Party Claim without the prior written consent of the Indemnified Party unless such settlement includes only the payment of monetary damages (which are fully paid by the Indemnifying Party), does not impose any injunctive or equitable relief upon the Indemnified Party, does not require any admission or acknowledgment of liability or fault of the Indemnified Party and contains an unconditional release of the Indemnified Party in respect of such Third-Party Claim.  The Indemnified Party may not settle or otherwise dispose of any Third-Party Claim for which the Indemnifying Party may be liable for damages under this Agreement without the prior written consent of the Indemnifying Party.

11.5        Losses.  For the purposes of this Article 11, “Losses” shall mean any and all liabilities, obligations, damages, losses, costs, claims, actions, judgments, attachments, and expenses (including without limitation the reasonable fees of attorneys and other professionals, other reasonable litigation expenses, and any reasonable costs and expenses incurred in connection with the enforcement of this Agreement).

11.6        LIMITATION OF LIABILITY.  NEITHER SOLVAY NOR DEPOMED SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL, OR PUNITIVE DAMAGES INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF USE, REVENUE, PROFIT, OPERATING COSTS, FINANCING AND INTEREST COSTS, AND BUSINESS INTERRUPTION, HOWEVER THE SAME MAY BE CAUSED, ARISING FROM OR RELATING TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE FAULT, BREACH OF CONTRACT, OR TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE, STRICT LIABILITY OR OTHERWISE), EVEN IF THE OTHER PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  SUCH LIMITATION SHALL

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission

NOT LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTIONS 11.1 THROUGH 11.5 AND SHALL NOT APPLY IN CASES OF (A) THE WILLFUL MISCONDUCT OF EITHER PARTY, (B) DAMAGES CLAIMED BY THIRD PARTIES, (C) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 10.

ARTICLE 12
MISCELLANEOUS

12.1        Severability.  If and to the extent that any court or other judicial body determines any provision of this Agreement to be invalid, such determination shall in no way affect the legality, validity, and enforceability of the other provisions of this Agreement, which shall remain in full force and effect and shall be construed as nearly as possible to reflect the general intentions of the parties as reflected in this Agreement so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party.

12.2        Force Majeure.  Except as otherwise expressly set forth in this Agreement, neither Party shall be deemed to have defaulted under or breach this Agreement for failure or delay in fulfilling its obligations under this Agreement to the extent such failure or delay is due, in whole or in part, to intervention of any governmental authority or acts of regulatory agencies, fires, earthquakes, acts of God or causes beyond its control (such occurrence being referred to as an event of “Force Majeure”).  If an event of Force Majeure occurs, the affected Party shall promptly notify the other Party, explaining the nature, details, and expected duration thereof.  Further, the affected Party shall also notify the other Party from time to time as to when the affected Party reasonably expects to resume performance in whole or in part of its obligations hereunder, and notify the other Party of the cessation of any such event.  In the event a Party’s performance is delayed by more than one hundred twenty (120) days due to an event of Force Majeure, then the other Party will have the right to terminate this Agreement immediately upon written notice to the affected Party.

12.3        Notices.  Wherever notice is required or permitted hereunder, it shall be by personal delivery, first class mail, overnight delivery service, or sent by facsimile transmission, with electronic confirmation, properly directed to the Party at its address and contact information listed below.  Said address and contact information may be changed from time to time by similar written notice.  All notices will be deemed to have been given on the date delivered if delivered by personal delivery or facsimile transmission, and on the date received for all other means of the delivery.

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission

If to Solvay:	If to Depomed:

901 Sawyer Road	1360 O’Brien Drive
Marietta, Georgia 30062 U.S.A.	Menlo Park, California 94025 U.S.A.
Attn: President & CEO	Attn: President
Fax: (770) 578-5749	Fax: (650) 462-9993

With a copy to:	With a copy to:

General Counsel	Judith Hasko, Esq.
901 Sawyer Road	Latham & Watkins LLP
Marietta, Georgia 30062 U.S.A.	140 Scott Drive
Fax: (770) 578-5749	Menlo Park, CA 94025

12.4        Waiver.  No failure or omission by either Party to insist upon or enforce any of the terms of this Agreement shall be deemed a waiver of such terms; nor will any waiver on the part of either Party of any right, power, or privilege hereunder operate as a waiver of any other right, power, or privilege; nor will any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.

12.5        Non-Solicitation.  During the term of this Agreement, neither Party will directly or indirectly solicit the employment of any employee of the other Party.  For purposes of the foregoing, “solicit” shall not be deemed to mean (a) circumstances where an employee of a Party initiates contact with the other Party or any of its Affiliates with regard to possible employment, or (b) general solicitations of employment not specifically targeted at employees of a Party or any of its Affiliates, including responses to general advertisements.

12.6        Further Assurances.  Each Party shall, at any time, and from time to time, at the reasonable prior request of the other Party, and at such other Party’s expense, execute and deliver to the other Party such documents that are reasonably necessary for such other Party to perform any of its obligations or exercise its rights set forth herein to the extent such Party is not otherwise obligated to perform such activities under this Agreement; provided that if conducting such activities will impose a material burden on such other Party, the requesting Party shall reimburse the other Party’s FTE Charges for such activities.

12.7        HSR Filing.  Each Party (or its “ultimate parent entity” as that term is defined under the HSR Act and its implementing regulations) shall, within ten (10) business days after the Execution Date (or such later time as may be agreed to in writing by the Parties), file, on an expedited basis (meaning, with a request for early termination of the waiting period), the filing fee of which shall be borne by the Parties equally, with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (the “Division”), any HSR Filing required of it under the HSR Act with respect to the transactions contemplated hereby.  The Parties shall cooperate with each other to the extent reasonably necessary in the preparation of any such HSR Filing.  As promptly as is practicable after

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission receiving any request from any appropriate Governmental Authority for information, documents, or other materials in connection with the review of the HSR Filing, each Party shall use its commercially reasonable efforts to comply with such request.  Each Party shall each cooperate reasonably with the other in connection with resolving any inquiry or investigation by any Governmental Authority relating to the HSR Filing.  Each Party agrees to use its commercially reasonable efforts to secure termination or expiration of any waiting periods under any Applicable Laws and/or to obtain the approval of any antitrust Governmental Authority, as applicable, for the transactions contemplated hereby.  In furtherance and not in limitation of the foregoing, each Party shall promptly inform the other Party of any communication to or from any Governmental Authority regarding the Agreement and/or the transactions contemplated by the Agreement.  Except as may be prohibited by any Governmental Authority or by any Applicable Law, the Parties will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with preparing any submission or presentation to any Governmental Authority in connection with any such inquiry.  Except as may be prohibited by any Governmental Authority or by any Applicable Law, the Parties will permit authorized representatives of the other Party to be present at any meeting, telephone call or conference with such Government Authority in connection with any such inquiry.  Notwithstanding the foregoing, nothing contained in this Agreement shall require or obligate either Party to, and either Party shall not without the prior written consent of the other Party:  (i) agree or otherwise become subject to any restrictions, conditions, limitations, licensing requirements, or other understandings required or requested by the FTC or the Division in connection the FTC’s or Division’s investigation of the transactions contemplated by the Agreement as part of the HSR process;  or (ii) agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment or a trust or otherwise), or divest itself of all or any portion of the business, assets, or operations of such Party.  Notwithstanding anything to the contrary contained herein, in the event a Governmental Authority plans to enjoin the transaction contemplated herein, or if the HSR Clearance Date has not occurred within six (6) months following the Execution Date, the Parties may each terminate this Agreement upon written notice to the other Party.

12.8        Relationship of the Parties.  In fulfilling its obligations under this Agreement, each Party is acting as an independent contractor.  Except as contemplated under this Agreement, each Party agrees that it does not have the right to, and will not at any time hereafter without the other Party’s prior written consent, transact any business in the name of the other Party or obligate it in any manner, character or description.  This Agreement does not establish or create a partnership or joint venture among the Parties.

12.9        Successors; Assignment.

(a)      Successors.  This Agreement is binding upon and will inure to the benefit of the Parties and their respective permitted assignees or successors in interest, including without limitation those that may succeed by assignment, transfer or otherwise to the ownership of either of the Parties or of the assets necessary to the conduct of the business to which this Agreement relates.

(b)      Assignment.  This Agreement may not be assigned or otherwise transferred by either Party without the consent of the other Party, which consent shall not be

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission unreasonably withheld, delayed, or conditioned; provided, however, that either Party may, without such consent, assign this Agreement together with all of its rights and obligations hereunder to its Affiliates, or to a successor in interest in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger or consolidation or change in control or similar transaction, subject to the assignee agreeing to be bound by the terms of this Agreement.  Any purported assignment in violation of the preceding sentences shall be void.  Any permitted successor shall assume and be bound by all obligations of its assignor or predecessor under this Agreement.

12.10      Complete Agreement; Modification.  This Agreement, along with its exhibits which are incorporated herein by this reference, constitutes the entire agreement between the Parties, and cancels and supersedes any and all previous agreements between the Parties with respect to the subject matter hereof.  All modifications or amendments hereto must be in writing and signed by all Parties.  No renewal, termination or cancellation of this Agreement, or modification or waiver of any of its provisions, or any future representation, promise or condition in connection with the subject matter hereof, shall be binding unless it is made in writing, dated and signed by an authorized officer or employee of each Party.

12.11      Headings.  All section headings contained in this Agreement and in any exhibit referred to herein or attached to this Agreement are for convenience only, will not be deemed a part of this Agreement and will not affect the meaning or interpretation of this Agreement.

12.12      Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute a single instrument.

12.13      No Third-Party Rights.  No provision of this Agreement will be deemed or construed in any way to result in the creation of any right or obligation in any person or entity not a Party to this Agreement.

12.14      Exceptions Upon Acquisition.  Notwithstanding anything in this Agreement to the contrary, no Patent Rights or Know-How Controlled by any acquiror of Depomed or Solvay, or by an entity that is an Affiliate of such an acquiror immediately prior to the closing of such acquisition of such Party (“Acquiror Affiliate”), shall be included in the Depomed Technology or Solvay Technology, respectively, that is licensed to the other Party under this Agreement, other than those intellectual property rights arising from activities that such acquiror or Acquiror Affiliate conducts in connection with activities under this Agreement with respect to Products after the closing of such acquisition.  Additionally, the restrictions provided in Section 2.2 shall not apply to restrict any activities conducted by any such acquiror of a Party or to the Acquiror Affiliates of such acquiror.

[Signature Page Follows]

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the Execution Date.

Solvay Pharmaceuticals, Inc.		Depomed, Inc.

By:	/s/ Stephen A. Hill	By:	/s/ Carl A. Pelzel

Name:	Stephen A. Hill	Name:	Carl A. Pelzel

Title:	President and CEO	Title:	President and CEO

[Signature Page to Exclusive License Agreement]

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission

Exhibit A

Milestone Payments

Milestone	Payment

FDA Acceptance of NDA for the Product	$10,000,000

First Regulatory Approval of an NDA for the Product	$35,000,000

First Achievement of Best Case Label for the Product	$25,000,000	*

First Time Annual Net Sales exceed $[***]	$30,000,000

First Time Annual Net Sales exceed $[***]	$35,000,000

First Time Annual Net Sales exceed $[***]	$50,000,000

First Time Annual Net Sales exceed $[***]	$85,000,000

First Time Annual Net Sales exceed $[***]	$100,000,000

Total	$370,000,000

Those milestones payable with respect to Annual Net Sales are cumulative such that if more than one of such milestones is achieved in any given twelve (12) month period, more than one of the foregoing payments shall be due in such twelve (12) month period.  For example, if during the first twelve (12) month period after Launch Annual Net Sales are $[***], and in the twelve (12) month period commencing upon the first anniversary of Launch Annual Net Sales are $[***], then with respect to the second such twelve (12) month period, Solvay shall pay to Depomed a total of $[***].

“Annual Net Sales” as used in the table above means aggregate Net Sales in the Territory during any twelve (12) month period during the term of this Agreement.

“Best Case Label” as used in the table above means an adverse events profile (“AE Profile”) for [***].

[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

The Parties [***].

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission

Exhibit B

Depomed Patents

Issued Patents

Patent Title	Patent No.	Issue Date	Country
Extending the duration of drug release within the stomach during the fed mode	6,340,475	1/22/2002	U.S.
Extending the duration of drug release within the stomach during the fed mode	6,635,280	10/21/2003	U.S.
Optimal polymer mixtures for gastric retentive tablets	6,723,340	4/20/2004	U.S.
Tablet shapes to enhance gastric retention of swellable controlled-release oral dosage form	6,488,962	12/03/2002	U.S.
Methods of Treatment using a Gastric Retained Gabapentin Dosage	7,438,927	10/21/2008	U.S.

Pending Patent Applications

Application Title	App. No.	Filing Date	Country
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission

Exhibit C

Third Party Agreement(s)

Settlement and License Agreement, dated as of November 22, 2002, between Depomed, Inc. and Bristol-Myers Squibb Company.

Confidential Information, indicated by [***] has been omitted from this filing and filed separately with the Securities Exchange Commission

Exhibit D

Depomed Development Activities

Depomed will perform activities with respect to Product for use in the Field in the Territory as are reasonably necessary to:

Quality Control Activities

1.     [***]

2.     [***]

Color Deboss; PHN Regulatory Batch

1.     Manufacture a product development batch for each of the 300 mg and 600 mg Products having the following trade dress [***].

2.     [***].

3.     [***].

Process Qualification/Validation

1.     [***].

2.     [***].

3.     [***].

4.     [***].

Clinical

1.     Complete Study #81-0062.